UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

FISHER COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FISHER COMMUNICATIONS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 26, 2007

To the Shareholders of Fisher Communications, Inc:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Fisher Communications, Inc. (the “Company”) will be held at Fisher Plaza, 140 4th Avenue North, Seattle, Washington, at 10:00 a.m., Thursday, April 26, 2007, for the purpose of considering and voting upon the following matters:

1. ELECTION OF DIRECTORS.  To elect three (3) directors for a term of three years or until their successors have been elected and qualified.

2. APPROVE AMENDMENTS TO THE FISHER COMMUNICATIONS INCENTIVE PLAN OF 2001 to (1) permit the granting of stock awards, with or without restrictions and (2) permit the granting of awards to directors.

3. ANY OTHER BUSINESS that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has established the close of business on March 1, 2007 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting.

Further information regarding voting rights and the business to be transacted at the Annual Meeting is provided in the accompanying Proxy Statement. Family members are welcome to accompany you at the meeting.

March 23, 2007	BY ORDER OF THE BOARD OF DIRECTORS

S. Mae Fujita Numata, Senior Vice President,
Chief Financial Officer and Corporate Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please sign and date your Proxy and return it in the enclosed postage prepaid envelope. It is important that your shares be represented and that a quorum is present. If you attend the meeting in person, your Proxy may be revoked and you may personally vote your shares, even though you have previously returned your Proxy.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ABOUT THE ANNUAL MEETING
Proposal No. 1 — Election Of Directors
Proposal No. 2 — Amendments to the Incentive Plan of 2001
Summary of 2001 Plan as Proposed to be Amended
INFORMATION WITH RESPECT TO NOMINEES AND DIRECTORS WHOSE TERMS CONTINUE
NOMINEES FOR DIRECTORS FOR THREE YEAR TERM EXPIRING IN 2010
CONTINUING DIRECTORS WITH TERM EXPIRING IN 2008
CONTINUING DIRECTORS WITH TERM EXPIRING IN 2009
INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE OFFICERS OF THE COMPANY
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
2006 SUMMARY COMPENSATION TABLE
2006 GRANTS OF PLAN-BASED AWARDS TABLE
2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
2006 OPTION EXERCISES AND STOCK VESTED TABLE
2006 DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
TRANSACTIONS WITH RELATED PARTIES
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS
COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER BUSINESS
INFORMATION CONCERNING SHAREHOLDER PROPOSALS
ANNUAL REPORT TO SHAREHOLDERS
APPENDIX A
Directions to Fisher Plaza

PROXY STATEMENT

FISHER COMMUNICATIONS, INC.
100 4th Avenue North
Suite 510
Seattle, Washington 98109
(206) 404-7000

This Proxy Statement and the accompanying form of Proxy are being sent to shareholders of Fisher Communications, Inc. (the “Company”) on or about March 23, 2007 for use in connection with the Annual Meeting of Shareholders of the Company to be held on April 26, 2007.

ABOUT THE ANNUAL MEETING

When and where is the meeting?

The Annual Meeting of Shareholders of Fisher Communications, Inc. (the “Annual Meeting”) will be held at 10:00 a.m. on Thursday, April 26, 2007 at Fisher Plaza, 140 4th Avenue North, Seattle, Washington. (The entrance to the Fisher Plaza garage is on John Street.)

What is the purpose of the meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors and amendment of the Company’s Incentive Plan of 2001. In addition, the Company’s management will report on the performance of the Company during 2006 and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 1, 2007, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Family members are welcome to accompany you to the meeting. Admission to the meeting will be by admission card only. If you hold your shares in “street name” (that is, through a broker or other nominee), you may request an admission card by writing or phoning the Company; you will need to bring to the Annual Meeting a letter from the broker or other nominee confirming your beneficial ownership.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 8,720,091 shares of common stock of the Company were outstanding.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you have directed. If you are a registered shareholder and attend the Annual Meeting, you may deliver your completed proxy card in person. “Street name” shareholders that wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

After you have submitted your proxy, you may change your vote at any time before the proxy is exercised by submitting to the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders with respect to your shares will be suspended if you attend the meeting in person and so request to the Secretary of the Company, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board of Director’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board of Directors unanimously recommends a vote “FOR ALL NOMINEES” to be elected as directors and “FOR APPROVAL” of the Amendments to the Incentive Plan of 2001 as set forth in this Proxy Statement.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors.  Directors will be elected by a plurality of the votes cast at the Annual Meeting by Company shareholders present, in person or by proxy, and entitled to vote. In the election of directors, a shareholder may either: (i) cumulate his or her shares and give one nominee (or divide in any proportion among some or all nominees) as many votes as the number of shares that such shareholder holds, multiplied by the number of nominees; or (ii) vote his or her shares, multiplied by the number of nominees, equally among the nominees for election. If a shareholder wishes to cumulate his or her votes, he or she should multiply the number of votes he or she is entitled to cast by the number of directors to be elected (deriving a cumulative total) and then write the number of votes for each director next to each director’s name on the proxy card. The total votes cast in this manner may not exceed the cumulative total. If a shareholder does not wish to cumulate votes for directors, he or she should indicate a vote “FOR” the nominees or a “WITHHOLD AUTHORITY” vote with respect to the nominees, as provided on the proxy card. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Under the rules of the National Association of Securities Dealers (“NASD”), brokers holding stock for the accounts of their clients who have not been given specific voting instructions by their clients as to the election of directors may vote their clients’ proxies in their own discretion with respect to such proposal. Accordingly, there cannot be any broker non-votes on this matter.

Approval of Amendments to the Fisher Communications Incentive Plan of 2001.  The proposal to approve amendments to the Incentive Plan of 2001 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Each outstanding share shall be entitled to one vote. Abstentions and broker non-votes will have no effect on this matter because they will not represent votes cast for the purpose of voting on this matter. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Brokers may not exercise discretion to vote shares as to which instructions are not given with respect to this matter.

Who is soliciting proxies and who will bear the cost of soliciting votes for the meeting?

The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company, with the cost of solicitation borne by the Company. Solicitation may be made by directors and officers of the Company, via mail, telephone, facsimile or personal interview. The Company does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners and the expenses of Georgeson, Inc. described below.

The Company has retained Georgeson to assist in the distribution and solicitation of proxies for a fee of approximately $9,000.

BUSINESS OF THE MEETING

There are two matters being presented for consideration by the shareholders at the Annual Meeting.

Proposal No. 1 — Election Of Directors

General

The Company’s Amended and Restated Articles of Incorporation (“Articles”) provide that the number of directors must fall within a range of nine and 19, the exact number to be determined pursuant to the Company’s Bylaws. The Bylaws currently provide that the Board of Directors will consist of 12 directors. The number of directors may be changed by amending the Bylaws. The Articles also provide that the Board of Directors may fill vacancies created on the Board of Directors, provided that the number of directors shall at no time exceed 19.

Directors are elected for terms of three years and until their successors have been elected and qualified. The Company’s Articles and Bylaws require that the terms of the directors be staggered such that approximately one-third of the directors are elected each year to the extent permitted by Washington State law.

In accordance with the above, the Board of Directors has nominated Colleen B. Brown, Donald G. Graham, III, and Brian P. McAndrews for election as directors for three-year terms to expire in the year 2010. All nominees are presently directors of the Company. If such nominees should refuse or be unable to serve, your Proxy will be voted for such person as shall be designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will refuse or be unable to serve.

The Board Of Directors Unanimously Recommends That You Vote
“FOR ALL NOMINEES” To Be Elected As Directors

Proposal No. 2 — Amendments to the Incentive Plan of 2001

The Board of Directors, the Compensation Committee (the “Committee”) and the Company’s management all believe that the effective use of stock-based long-term incentive compensation has been integral to the Company’s success in the past and is vital to its ability to achieve continued strong performance in the future. Although not currently permitted under the Incentive Plan of 2001 (the “2001 Plan”), the Board of Directors also believes it is in the best interests of the Company and its shareholders to provide for a portion of the cash compensation paid to non-employee directors to be paid out in shares of the Company’s common stock to better align the interests of the non-employee directors with the interests of shareholders. The 2001 Plan currently provides only for awards of non-statutory stock options, incentive stock options, restricted stock rights (also known as restricted stock units) and performance stock rights to key employees. The Company is seeking shareholder approval of the following material amendments to the 2001 Plan, primarily to facilitate the granting of fully vested stock awards to non-employee directors in lieu of a portion of their cash compensation:

•	an expansion of the types of awards that may be granted under the 2001 Plan to include stock awards, with or without restrictions; and

•	an expansion of the persons eligible to receive awards under the 2001 Plan to include non-employee directors.

Among other amendments, the 2001 Plan has also been amended to provide that the Committee cannot:

•	without shareholder approval, cancel or amended an outstanding stock option for the purpose of repricing, replacing or regranting such stock option with a purchase price that is less than the purchase price of the original stock option, other than as a result of adjustments in connection with stock splits, stock dividends or other capital restructures; or

•	issue a stock option or amend an outstanding stock option to provide for the grant or issuance of a new stock option on exercise of the original stock option.

The principal features of the 2001 Plan as it is proposed to be amended are summarized below. This summary does not contain all information about the 2001 Plan. A copy of the complete text of the 2001 Plan as it is proposed to be amended is included in Appendix A to this Proxy Statement (the “Amended and Restated 2001 Plan”), and the following description is qualified in its entirety by reference to the text of the Amended and Restated 2001 Plan.

Summary of 2001 Plan as Proposed to be Amended

Shares available for Issuance

Subject to adjustment in the event of stock splits, stock dividends and other capital restructures, the number of shares that may be issued under the Amended and Restated 2001 Plan may not exceed 600,000 shares of common stock. If awards granted under the Amended and Restated 2001 Plan lapse, expire, are cancelled or otherwise terminate prior to the issuance of shares or if shares are issued to a participant and thereafter are forfeited or otherwise reacquired by the Company, then the shares of common stock subject to such awards will again be available for grant under the Amended and Restated 2001 Plan. Subject to adjustment in the event of stock splits, stock dividends and other capital restructures, the maximum number of shares with respect to which options may be granted under the Amended and Restated 2001 Plan to any individual during any calendar year is 60,000 shares and the maximum number of shares payable under a performance stock right for any performance cycle is 60,000 shares.

Eligibility

Awards may be granted to key employees or directors of the Company or a subsidiary of the Company. No award may be granted under the Amended and Restated 2001 Plan to any employee who, immediately after the award is granted, owns stock possessing more than 5% of the total combined voting power of the Company or a subsidiary. In addition, no award may be granted to an employee during or after the calendar year in which such employee reaches the age of 65. As of March 1, 2007, approximately 33 persons were eligible to participate in the Amended and Restated 2001 Plan.

Administration

The Amended and Restated 2001 Plan will be administered by the Committee. The Committee has the power to construe and interpret the Amended and Restated 2001 Plan and, subject to the provisions of the Amended and Restated 2001 Plan, to determine, among other things, the persons to whom and the dates on which awards will be granted, the number of shares subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the terms and conditions of the awards, and such other determinations as may be appropriate for administration of the Amended and Restated 2001 Plan. Notwithstanding the foregoing, the Committee cannot, without shareholder approval, cancel or amend an outstanding stock option for the purpose of repricing, replacing or regranting such stock option with a purchase price that is less than the purchase price of the original stock option (other than as a result of adjustments in connection with stock splits, stock dividends or other capital restructures), or issue a stock option or amend an outstanding stock option to provide for the grant or issuance of a new stock option on exercise of the original stock option.

Types of Awards

The Amended and Restated 2001 Plan provides for the grant of incentive stock options, non-statutory stock options, stock awards, restricted stock, restricted stock rights and performance stock rights. Below is a brief description of each of the awards:

Stock Options.  The Committee may grant either incentive stock options or non-statutory stock options. The exercise price of an option may not be less than 100% of the fair market value of the Company’s common stock on the date of the option grant. As of March 1, 2007 the closing price of the Company’s common stock was $45.33 per share. The term of each option is as determined by the Committee, but may not be in excess of ten years. The exercise price of options granted under the Amended and Restated 2001 Plan must be paid (i) in cash, (ii) by tender to the Company of shares of common stock of the Company, or (iii) by a combination of the cash and shares. The Company may not extend credit or otherwise aid participants in financing their purchases of stock pursuant to options granted under the Amended and Restated 2001 Plan. Options granted under the Amended and Restated

2001 Plan may become vested and exercisable in cumulative increments as determined by the Committee; however, except in special circumstances described below, no option may be exercised until the optionee has remained in the continuous service of the Company or a subsidiary for at least one year from the date the option is granted. The Company anticipates that options granted under the Amended and Restated 2001 Plan generally will be subject to vesting in equal annual increments over a five-year period, provided that the optionee’s service to the Company or a subsidiary continues from the date of grant until the applicable vesting date. However, options granted in the future under the Amended and Restated 2001 Plan may be subject to different vesting terms.

Options generally will terminate three months after the optionee’s cessation of service or the expiration date of the option, whichever is shorter, unless the optionee’s employment terminates due to normal retirement (the optionee having become age 65), disability or death. If an optionee retires under the normal retirement policies of the Company or a subsidiary having become age 65, the option may be exercised at any time prior to the expiration date of the option, but in any event no later than the fifth anniversary of the date of retirement. In the event the optionee’s service terminates due to the optionee’s disability, the option will become fully vested and exercisable and may be exercised at any time prior to the option’s expiration date. If an optionee dies during the time the optionee is performing services for the Company or a subsidiary, or dies following termination of employment or services but during the period the option otherwise could have been exercised, the option will become fully vested and exercisable and may be exercised at any time prior to the option’s expiration date, except that, with respect to a decedent whose employment or service was terminated for any reason other than normal retirement, death or disability, the option may be exercised only to the extent exercisable on the date of termination.

Stock Awards and Restricted Stock.  The Committee may grant stock awards and restricted stock on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or a subsidiary or the achievement of any performance goals, as the Committee shall determine in its sole discretion. Any applicable terms, conditions or restrictions shall be set forth in the instrument evidencing the award. Upon the satisfaction of the terms, conditions or restrictions set forth in a restricted stock award or upon a person’s release from any terms, conditions or restrictions of a restricted stock award, the shares of restricted stock covered by each award of restricted stock shall become freely transferable by the participant. Any fractional shares subject to such awards shall be paid to the person in cash. In addition, the Committee may, in its sole discretion, waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any restricted stock award. Upon the grant of a stock award or restricted stock award, the Company shall deliver to the recipient a document that sets forth and describes in detail the terms and conditions of the award.

Restricted Stock Rights.  The Committee may grant restricted stock rights (“RSRs”) that entitle the participant to receive a stated number of shares of common stock if the holder, for a stated period of time (the “Restricted Period”), remains employed by the Company or one of its subsidiaries or, following a holder’s normal retirement, serves on the Board of Directors or in another capacity approved by the Committee. The Committee has discretion to designate the length of the Restricted Period, but in no event may the Restricted Period extend beyond the fifth anniversary date of the participant’s termination of employment or service. A holder of RSRs will not be entitled to any of the rights of a shareholder prior to settlement of the RSR at the end of the Restricted Period. During the Restricted Period, however, the Company will pay to the holder, as additional compensation, an amount in cash equal to the dividends that would have been payable during such period on the number of shares underlying the RSRs. In the event a holder of an RSR fails to satisfy the employment or service requirements of the RSR, the holder loses the right to receive stock under the RSR, except that in the event a holder of an RSR is unable to satisfy such requirements because of death or disability, then the holder or the personal representative of the holder’s estate will be issued shares of common stock equal in number to the total number of unissued shares covered by the RSRs, without regard to any employment or other service requirement stated in the RSRs.

Performance Stock Rights.  The Committee may grant performance stock rights (“PSRs”) that entitle the holder to receive a stated number of shares of common stock if specified performance goals are met within a specified performance cycle. The Committee has discretion to determine the persons who receive PSRs, to specify the number of shares for each performance cycle, to establish the length of the performance cycle and to establish the applicable performance goals. The Committee has authority to adjust performance goals during any performance cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine; provided, however, that the Committee may not adjust performance goals for any participant who is a covered employee for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), for the year in which a PSR is settled if the adjustment would increase the amount of compensation otherwise payable to the covered employee. To the extent the performance goals of a PSR are satisfied, the Company will settle the earned portion of the PSR by the issuance and delivery of shares equal to the number of earned shares. If the performance goals are not met by the expiration of the performance cycle, the PSR shall expire and the holder shall have no further rights thereunder. The Company shall not make dividend equivalent payments with respect to shares subject to PSRs. If a PSR holder’s employment terminates for any reason prior to the expiration of the performance cycle specified in the PSR, then, except to the extent the Committee may decide otherwise in select situations, the holder will lose all rights thereafter to receive any stock under the PSR.

Changes in Capital Structure

If there is an event in which the outstanding shares of common stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, dividend payable in shares, rights offering, change in the corporate structure of the Company, or otherwise, appropriate adjustment will be made in the number and kind of shares for which awards may be granted under the Amended and Restated 2001 Plan. In addition, an appropriate adjustment will be made in the number and kind of shares subject to outstanding awards to the end that the proportionate interest of the existing holder of an award will be maintained as before the occurrence of such event. Such an adjustment in outstanding awards will be made without change in the total price applicable to the outstanding award and with a corresponding adjustment in the exercise price per share.

Alternatively, in the event of a dissolution or liquidation of the Company or a reorganization, merger or consolidation with one or more corporations, in lieu of providing for awards as provided for above, the Board of Directors of the Company may, in its sole discretion, provide a thirty (30) day period immediately prior to such event during which optionees will have the right to exercise options in whole or in part without any limitations on exercisability.

Restrictions on Transfer

Awards granted under the Amended and Restated 2001 Plan may not be transferred except by will or by the laws of descent and distribution. An award may be exercised during the lifetime of the person to whom the award is granted only by such person, such person’s guardian or the holder of such person’s power of attorney.

Duration, Amendment and Termination

The Board of Directors may amend or terminate the Amended and Restated 2001 Plan at any time, provided that no amendment may be made that would impair any award granted to any participant without such participant’s consent or would withdraw the administration of the Amended and Restated 2001 Plan from a Committee duly qualified under the Amended and Restated 2001 Plan. Any amendment that would materially increase the benefits accruing to participants, increase the number of securities issuable under the Amended and Restated 2001 Plan or modify the eligibility requirements for participation in the Amended and Restated 2001 Plan must be submitted to the Company’s shareholders for their approval.

The Amended and Restated 2001 Plan will expire on April 26, 2008, except as to those awards then outstanding which will remain in effect until they have been exercised or have expired in accordance with their terms.

Federal Income Tax Information

The following is a summary of the material U.S. federal income tax consequences to the Company and to participants in the Amended and Restated 2001 Plan. The summary is based on the Code and the U.S. Treasury regulations promulgated thereunder as in effect as of the date of this proxy statement, all of which may change with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to participants in the Amended and Restated 2001 Plan. Therefore, participants are strongly encouraged to consult their own tax advisors as to the specific federal income tax or other tax consequences of their participation in the Amended and Restated 2001 Plan.

Incentive Stock Options.  The incentive stock options granted under the Amended and Restated 2001 Plan are intended to qualify for the favorable federal income tax treatment accorded “incentive stock options” under the Code. The grant or exercise of an incentive stock option does not result in any federal income tax consequences to the participant or to the Company. However, the exercise of an incentive stock option will generally increase the participant’s alternative minimum tax liability, if any.

The federal income tax consequences of a disposition of stock acquired through exercise of an incentive stock option will depend on the period such stock is held prior to disposition. If a participant holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date of exercise of the option, the participant will recognize long-term capital gain or loss in the year of disposition, equal to the difference between the amount realized on the disposition of the stock and the amount paid for the stock on exercise of the option.

If the participant disposes of the stock before the expiration of either of the statutory holding periods described above (a “disqualifying disposition”), the participant will recognize ordinary income equal to the lesser of (a) the excess of the fair market value of the stock on the date of exercise over the exercise price or (b) the excess of the amount realized on the disposition of the stock over the exercise price. Subject to certain limitations, to the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company generally will be entitled to a corresponding business expense deduction in the taxable year during which the disqualifying disposition occurs.

In the taxable year of a disqualifying disposition, the participant will also recognize capital gain or loss equal to the difference between the amount realized on the disposition of such stock over the sum of the amount paid for such stock plus any amount recognized as ordinary income by reason of the disqualifying disposition. Such capital gain or loss will be characterized as short-term or long-term, depending on how long the stock was held. Long-term capital gains generally are subject to lower tax rates than ordinary income and short-term capital gains.

Non-statutory Stock Options.  The grant of a non-statutory stock option at fair market value will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a non-statutory stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the amount paid for the stock upon exercise of the option. Subject to certain limitations, the Company generally will be entitled to a corresponding business expense deduction equal to the ordinary income recognized by the participant.

Upon disposition of the stock, the participant will recognize capital gain or loss equal to the difference between the amount realized on the disposition of the stock over the sum of the amount paid for the stock plus any amount recognized as ordinary income upon exercise of the option. Such capital gain or loss will be characterized as short-term or long-term, depending on how long the stock was held.

Stock Awards.  A participant who receives shares of stock that are not subject to restrictions will generally recognize compensation taxable as ordinary income at the time of receipt of the shares. The taxable ordinary income generally will be equal to the fair market value of the shares at the time of grant minus the amount, if any, paid for the shares.

Restricted Stock, Restricted Stock Rights and Performance Stock Rights.  A participant who receives an award of restricted stock, restricted stock rights or performance stock rights does not generally recognize taxable income at the time the award is granted. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

A participant may elect to recognize income at the time he or she receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date the award is granted. The Company receives a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely election to accelerate recognition of income).

Potential Limitation on Our Deductions.  Section 162(m) of the Code precludes a deduction for compensation paid to our chief executive officer and our four other most highly compensated executive officers to the extent that such compensation exceeds $1 million for a taxable year. If certain requirements are met, qualified performance-based compensation is disregarded for purposes of the $1 million limitation. Options granted under the Amended and Restated 2001 Plan have been designed to qualify as performance-based compensation for purposes of Section 162(m), but other awards granted under the Amended and Restated 2001 Plan may not qualify as performance-based compensation for purposes of Section 162(m).

Plan Benefits

All awards under the Amended and Restated 2001 Plan are made at the discretion of the Committee. Therefore, the benefits and amounts that will be received or allocated under the Amended and Restated 2001 Plan are not determinable at this time. However, please refer to the description of grants made to the executives listed in the Summary Compensation Table in the last fiscal year under the heading “2006 Grants of Plan-Based Awards Table” on page 23 of this Proxy Statement, and please refer to the description of grants to be made to our non-employee directors beginning in 2007 (assuming the Amended and Restated 2001 Plan is approved by shareholders) under the heading “2006 Director Compensation” on page 30 of this Proxy Statement.

The Board Of Directors Unanimously Recommends That You Vote
“FOR APPROVAL” of the Amendments to the Incentive Plan of 2001

INFORMATION WITH RESPECT TO NOMINEES AND
DIRECTORS WHOSE TERMS CONTINUE

The following tables set forth certain information with respect to director nominees and directors whose terms continue. The table below includes (i) the age of each director as of December 31, 2006, (ii) the principal occupation(s) of each director during the past five years, and (iii) the year each director was first elected or appointed. All nominees have been recommended by the Nominating and Corporate Governance Committee and have consented to serve if elected. We will have two vacancies on our Board of Directors since Carol H. Fratt and Donald G. Graham, Jr. will be retiring from the Board of Directors following completion of their terms as of the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee becomes unable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominated by the Nominating and Corporate Governance Committee.

NOMINEES FOR DIRECTORS FOR THREE YEAR TERM EXPIRING IN 2010

Name and Age	Principal Occupation(s) Of Director During Last Five Years

Colleen B. Brown, 48	Ms. Brown has been President and Chief Executive Officer of Fisher Communications, Inc. since October 2005. She was elected as a director on October 26, 2006. From 2004 to 2005, Ms. Brown was President and owner of Aberdeen Media Corporation, an entrepreneurial venture founded to pursue opportunities in the U.S. television market. Ms. Brown served as Senior Vice President at Belo Corp. from 2000 to 2003 and as President of the broadcast group for Lee Enterprises, Incorporated from 1998 to 2000. Ms. Brown served in various senior management capacities at Gannett Co., Inc.’s broadcasting operations from 1980 to 1998.
Donald G. Graham, III, 52	Mr. Graham has been a director since 1993. Mr. Graham is a professional photographer. He has been a Vice President and a Director of the O.D. Fisher Investment Company since 1989.

Name and Age	Principal Occupation(s) Of Director During Last Five Years

Brian P. McAndrews, 48	Mr. McAndrews was elected as a director on October 26, 2006. He has served as Chief Executive Officer and a Director of aQuantive, Inc., a digital marketing company since September 1999 and as President of aQuantive, Inc. since January 2000. From February 1990 to September 1999, Mr. McAndrews worked for ABC, Inc., a broadcasting and communications company, holding executive positions at ABC Sports, ABC Entertainment and ABC Television.

CONTINUING DIRECTORS WITH TERM EXPIRING IN 2008

Richard L. Hawley, 57	Mr. Hawley has been a director since 2003. Mr. Hawley has been Executive Vice President and Chief Financial Officer of Nicor Inc., a holding company, and Nicor Gas., a public utility, since December 2003. Mr. Hawley was Vice President and Chief Financial Officer of Puget Energy, Inc., a public utility holding company, and Puget Sound Energy, Inc., a public utility, from 1998 to 2002.
George F. Warren, Jr., 72	Mr. Warren has been a director since 1999. Mr. Warren has been a director of a private investment company since 1993. Mr. Warren was President of a privately held land development company from 1993 until 2004.
William W. Warren, Jr., 68	Mr. Warren has been a director since 1992. Mr. Warren has been a professor of Physics; Director, W.M. Keck Nuclear Magnetic Resonance Laboratory, Oregon State University since 1991. Mr. Warren has been a director and Vice President of a private investment company since 1999.

CONTINUING DIRECTORS WITH TERM EXPIRING IN 2009

Deborah L. Bevier, 55	Ms. Bevier has been a director since 2003. Ms. Bevier has been Principal of DL Bevier Consulting LLC since 2004. Ms. Bevier was President of the Waldron Consulting Division of Waldron & Company from 2004 to 2006. She was President and CEO of Laird Norton Financial Group, Inc., a wealth management and investment advisory holding company, from 1999 to 2003 and Laird Norton Trust Company, a wealth management and investment advisory company, from 1996 to 2003. From 2001 to 2003, Ms. Bevier was Chief Executive Officer of Wentworth, Hauser and Violich, Inc., an investment advisory company that was a subsidiary of Laird Norton Financial Group, Inc. Ms. Bevier is a Director of Coinstar, Inc., a multi-national provider of services to retailers.
James W. Cannon, 79	Mr. Cannon has been a director since 1993. Mr. Cannon was Executive Vice President, SAFECO Corporation, a publicly traded insurance and financial services company, and President of its Property and Casualty Insurance Companies from 1981 to 1992. Mr. Cannon has announced his intention to retire from the Company’s Board of Directors following the regularly scheduled Board meeting on July 26, 2007.
Phelps K. Fisher, 72	Mr. Fisher has been a director since 1979 and Chairman of the Board of Directors since April 2003. Mr. Fisher was Executive Vice President — Marketing, Fisher Broadcasting Company from 1993 to September 1999.

Jerry A. St. Dennis, 64	Mr. St. Dennis has been a director since 2003. Mr. St. Dennis has been associated with Cascade Investment, L.L.C., an investment management firm, since 2000.

The Board of Directors has determined that all directors except Ms. Brown are independent directors of the Company within the meaning of Rule 4200 of the NASD.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND ITS COMMITTEES

The following sets forth information concerning the Board of Directors and Committees of the Company during the fiscal year ended 2006.

How Often Did the Board of Directors Meet During 2006?

The Company held five Board of Director meetings in 2006. In addition, the Board of Directors passed two unanimous written consents in lieu of a special meeting. During the fiscal year ended 2006, each director, with the exception of Mr. McAndrews who did not become a director until October 2006, attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which he or she served. The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Shareholders. All of the Company’s directors attended the Company’s 2006 Annual Meeting of Shareholders.

What Committees Has the Board of Directors Established?

The standing committees of the Board of Directors of the Company are the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Planning Committee.

The Executive Committee is empowered to exercise all of the authority of the Board of Directors, permitted under Washington law. Additionally, the Executive Committee has the power and duty to vote the stock of all subsidiaries of the Company and to make all decisions and determinations with respect to such subsidiaries. The Executive Committee did not meet during the year. The current members of the Executive Committee are Messrs. Cannon, Fisher (Chair), D. Graham, Jr., and W. Warren, Jr.

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The duties and responsibilities of the Audit Committee are governed by a charter which is available on the Company’s website at www.fsci.com under the heading “Investor Relations.” Pursuant to the Audit Committee’s charter, the responsibilities of the Audit Committee require it to, among other things:

•	as necessary, consider with management and the outside auditor the rationale for employing audit firms other than the principal outside auditor;

•	as necessary, take reasonable steps to confirm with the outside auditor that the outside auditor shall report directly to the Audit Committee;

•	resolve disagreements between management and the outside auditor;

•	approve the compensation of the outside auditor, and, as necessary, review and approve the discharge of the outside auditor;

•	take reasonable steps to confirm the independence of the outside auditor;

•	consider, in consultation with the outside auditor, the audit scope and plan;

•	pre-approve the retention of the outside auditor for all audit and such non-audit services as the outside auditor is permitted to provide the Company;

•	review with the outside auditor the coordination of the audit effort for the effective use of audit resources;

•	evaluate the outside auditor’s performance and independence;

•	ensure that the outside auditor’s lead partner and reviewing partner are replaced every five years;

•	review filings with the Securities and Exchange Commission;

•	consider and review with the outside auditor the adequacy of the Company’s internal controls;

•	review and discuss with management and the outside auditor, at the completion of the annual examination, the Company’s audited financial statements and related footnotes, the outside auditor’s audit of the financial statements and their report thereon, and any serious difficulties or disputes with management encountered during the course of the audit;

•	consider and review with management significant findings during the year and management’s responses thereto, any difficulties encountered in the course of the outside auditor’s audits, including any restrictions on the scope of their work or access to required information, and any changes required in the planned scope of the audit plan;

•	review, develop and monitor compliance with the Company’s Code of Ethics for the Chief Executive Officer and senior financial officers;

•	establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	review any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls.

The Audit Committee held seven meetings during the year. The current members of the Audit Committee are Ms. Bevier, Mr. Cannon (Chair), Mr. Fisher, Mr. Hawley, and Mr. W. Warren, Jr. The Board of Directors has determined that Mr. Hawley is an audit committee financial expert, within the meaning of applicable SEC rules. All of the current members of the Audit Committee are independent directors within the meaning of Rule 4200 of the NASD.

The Compensation Committee has the overall responsibility for approving, administering and evaluating equity and other compensation plans, policies and programs for the Company. The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee or of the Board of Directors or to Company officers to perform certain of its duties on its behalf. The Compensation Committee approves the compensation of officers of the Company and, in certain circumstances, key management employees of the subsidiaries, and authorizes and approves bonus and incentive programs for executive personnel. The Compensation Committee reviews trends in executive compensation, oversees the development of new compensation plans, and, when necessary, approves revisions to the existing plans. The Compensation Committee also assesses the competitiveness of the Company’s executive compensation programs to ensure (a) the attraction and retention of executives, (b) the motivation of executives to achieve the Company’s business objectives, and (c) the alignment of the interests of key leadership with the long-term interests of the Company’s shareholders.

The Compensation Committee also reviews and recommends changes in compensation for members of the Board of Directors and its Chairman and administers the Amended and Restated Fisher Communications Incentive Plan of 1995 and the Fisher Communications Incentive Plan of 2001. The Compensation Committee held eight meetings during the year. The current members of the Compensation Committee are Ms. Bevier (Chair), Mr. Cannon, Mr. Fisher, Mr. Graham, III and Mr. G. Warren, Jr. All of the current members of the Compensation Committee are (a) independent directors within the meaning of Rule 4200 of the NASD, (b) meet the independence requirements established by the Board of Directors and applicable laws, regulations and listing requirements, (c) “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and (d) “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee adopted a charter on March 6, 2007. The charter is available on the Company’s website at www.fsci.com under the heading “Investor Relations”.

The Compensation Committee has the sole authority to retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, including sole authority to approve the fees and other retention terms for such persons. The Compensation Committee periodically retains consultants from Towers Perrin for analyses of our executive compensation and comparisons to overall compensation offered by peer companies in the broadcast industry and other selected industries, and other project-related work.

The Chief Executive Officer recommends the compensation structure for executives, other than the Chief Executive Officer. The Compensation Committee reviews and approves the Chief Executive Officer’s recommendations. The Compensation Committee has periodically provided the Chief Executive Officer with ranges for compensation and equity awards pursuant to which the Chief Executive Officer may make offers to key executives. The Compensation Committee also reviews periodic reports from management on matters relating to the Company’s compensation practices.

As provided in the new charter adopted by the Compensation Committee on March 6, 2007, beginning in 2007, the Compensation Committee will assist the Board of Directors in establishing the Chief Executive Officer’s annual goals and objectives and will annually evaluate the Chief Executive Officer’s performance of such. In addition, the Compensation Committee will recommend the Chief Executive Officer’s compensation to the Board of Directors for approval consistent with the Company’s compensation philosophy. In recommending the long-term incentive component of the Chief Executive Officer’s compensation, the Committee will also consider the Company’s performance and relative shareholder return, the value of similar incentive awards to the chief executive officers at comparable companies and the awards given to the Chief Executive Officer in prior years.

The Nominating and Corporate Governance Committee identifies individuals qualified to become members of the Board of Directors, approves and recommends to the Board of Directors director candidates, and, if necessary or desirable in the opinion of the Nominating and Corporate Governance Committee, develops and recommends to the Board of Directors corporate governance principles and policies applicable to the Company. The Committee held four meetings during 2006. The Nominating and Corporate Governance Committee currently consists of Mr. Cannon, Mr. Fisher, Ms. Fratt, Mr. Graham, III, Mr. Hawley, Mr. St. Dennis and Mr. W. Warren, Jr. (Chair). All of the members of the Nominating and Corporate Governance Committee are independent directors within the meaning of Rule 4200 of the NASD. The Nominating and Corporate Governance Committee acts pursuant to a written charter adopted by the Board of Directors which is available on the Company’s website at www.fsci.com under the heading “Investor Relations.”

When considering potential director candidates for nomination or election, the Nominating and Corporate Governance Committee considers the following qualifications, among others, of each director candidate:

•	high standard of personal and professional ethics, integrity and values;

•	training, experience and ability at making and overseeing policy in business, government and/or education sectors;

•	willingness and ability to devote the required time and effort to effectively fulfill the duties and responsibilities related to Board of Directors and committee membership;

•	willingness not to engage in activities or interests that may create a conflict of interest with a director’s responsibilities and duties to the Company and its constituents; and

•	willingness to act in the best interests of the Company and its constituents, and objectively assess Board of Directors, committee and management performances.

In addition, the Nominating and Corporate Governance Committee considers the following factors, among others, relating to overall Board of Directors composition in determining Board of Directors needs and evaluating director candidates to fill such needs:

•	independence;

•	diversity;

•	professional experience;

•	industry knowledge (e.g., relevant industry or trade association participation);

•	skills and expertise (e.g., accounting or financial);

•	leadership qualities;

•	public company board and committee experience;

•	non-business-related activities and experience (e.g., academic, civic, public interest);

•	board continuity (including succession planning);

•	board size;

•	number and type of committees, and committee sizes; and

•	legal requirements and Nasdaq Stock Market, Inc., or other applicable trading exchange or quotation system, requirements and recommendations, and other corporate governance-related guidance regarding board and committee composition.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. In the event of a vacancy on the Board of Directors, the charter of the Nominating and Corporate Governance Committee requires the Chairman to initiate the effort to identify appropriate director candidates. The Nominating and Corporate Governance Committee may choose to maintain a list of director candidates to consider and propose to the Board of Directors, as required. If necessary or desirable in the opinion of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee will determine appropriate means for seeking additional director candidates, which may involve the engagement of an outside consultant to assist in the identification of director candidates.

The Company’s Bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board of Directors at the Company’s Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee will also consider nominations made by shareholders. Potential director candidates should be referred to the Chairman of the Nominating and Corporate Governance Committee for consideration by the Committee and possible recommendation to the Board of Directors. The Nominating and Corporate Governance Committee will review shareholder-recommended nominees based on the same criteria as Board-recommended nominees.

The Planning Committee meets and consults with management regarding strategic and operational planning for the Company, and regularly oversees the progress being made by management in its implementation of such plans. The Committee held seven meetings during the year. The current members of the Planning Committee are Mr. Cannon, Mr. Fisher, Mr. Graham, Jr. (Chair) and Mr. St. Dennis.

How Do I Communicate with the Board of Directors?

Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management directors as a group may do so by writing to: Chairman of the Board of Directors, Fisher Communications, Inc., 100 4th Avenue North, Suite 510, Seattle WA 98109-4932.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Ms. Bevier, Mr. Cannon, Mr. D. Graham, III, Mr. Fisher and Mr. G. Warren, Jr. None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2006.

Code of Conduct and Code of Ethics

The Company has a Code of Conduct that is applicable to all directors, officers and employees of the Company. The Company also has a Code of Ethics for the Chief Executive Officer, senior financial officers, general managers, station managers and business managers. The Code of Conduct and Code of Ethics is available on the Company’s website (www.fsci.com) under the section heading “Investor Relations.” The Company posts any amendments to or waivers of its Code of Ethics at this location on its website.

REPORT OF THE AUDIT COMMITTEE

Responsibilities.  The primary function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The responsibilities of the Audit Committee include appointing an accounting firm as the Company’s independent registered public accounting firm. The Audit Committee charter describes in greater detail the responsibilities of the Audit Committee. Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and an audit of the Company’s internal controls over financial reporting based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and for issuing a report thereon. The Audit Committee’s responsibilities include, among others, considering, in consultation with the independent registered public accounting firm, the audit scope and plan.

Review with Management and Independent Registered Public Accounting Firm.  In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2006 and the independent registered public accounting firm’s report thereon. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America and the Company maintained effective control over financial reporting based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee also received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the independent registered public accounting firm the auditors’ independence.

Summary.  Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

In connection with its review of the Company’s consolidated audited financial statements for the fiscal year ended December 31, 2006, the Audit Committee relied on advice and information that it received in its discussions with management and advice and information it received in the audit report of and discussions with the independent registered public accounting firm.

This report is submitted over the names of the members of the Audit Committee.

James W. Cannon, Chair
Deborah L. Bevier
Phelps K. Fisher
Richard L. Hawley
William W. Warren, Jr.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and December 31, 2005, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods. The audit fees presented here for fiscal 2005 include an additional settlement amount of $135,000 which was agreed upon during 2006 and subsequent to filing the 2006 proxy statement.

	Fiscal 2006	Fiscal 2005

Audit Fees(1)	$875,000	$2,061,838
Tax Fees(2)	221,651	95,716
All Other Fees(3)	1,500	2,040

Total	$1,098,151	$2,159,594

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. Audit fees in 2006 and 2005 include amounts billed relating to internal control procedures required under the Sarbanes-Oxley Act of 2002, which were part of an integrated audit performed by the Company’s independent registered public accounting firm.

(2)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

(3)	All Other Fees consist of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. In considering whether to pre-approve any non-audit services, the Audit Committee or its delegee is required to consider whether the provision of such services is compatible with maintaining the independence of the auditor.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services that the independent registered public accounting firm may from time to time provide to the Company, if the provision of such services is not otherwise prohibited. The Chairman is required to provide a report of those services so approved by him to the Audit Committee at its next regularly scheduled meeting. The Audit Committee charter permits the Audit Committee to pre-approve services by establishing detailed pre-approval policies and procedures as to the particular service, provided that the Audit Committee is informed of each service pre-approved.

The SEC permits the independent registered public accounting firm to provide certain services without pre-approval if the aggregate amount of all such services provided constitutes no more than five percent of the total fees paid by the Company to the independent registered public accounting firm during the fiscal year in which the services are provided. None of the fees paid to the independent registered public accounting firm under the categories Tax and All Other Fees described above were rendered pursuant to this exception from the SEC’s general pre-approval requirements.

EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth information concerning executive officers of the Company and their ages on December 31, 2006.

Name and Age	Position and Occupation(s) for Past Five Years

Colleen B. Brown, 48	Ms. Brown has been President and Chief Executive Officer of Fisher Communications, Inc. since October 2005. She was elected as a director on October 26, 2006. From 2004 to 2005, Ms. Brown was President and owner of Aberdeen Media Corporation, an entrepreneurial venture founded to pursue opportunities in the U.S. television market. Ms. Brown served as Senior Vice President at Belo Corp. from 2000 to 2003 and as President of the broadcast group for Lee Enterprises, Incorporated from 1998 to 2000. Ms. Brown served in various senior management capacities at Gannett Co., Inc.’s broadcasting operations from 1980 to 1998.
S. Mae Fujita Numata, 50	Ms. Numata was appointed as Senior Vice President & Chief Financial Officer of the Company on December 6, 2006. She was named Corporate Secretary effective January 1, 2007. Prior to joining the Company, Ms. Numata was Vice President and Chief Financial Officer of The Seattle Times Company from 1997 to 2006.
Kelly D. Alford, 48	Mr. Alford was appointed Vice President & Chief Information Officer of the Company as of January 1, 2006. Mr. Alford joined the Company in March 2004 as Director of Engineering. Prior to that, Mr. Alford was Vice President of Engineering and Technology for Ackerley Media Group, Inc. from 1988 to 2004.
Jodi A. Colligan, 39	Ms. Colligan has been Vice President Finance of the Company since 2004. Prior to joining the Company, Ms. Colligan was Corporate Controller of Sun Gro Horticulture Income Fund, from 2002 to 2004 and she served as Corporate Controller of Pyramid Breweries Inc. from 1997 to 2002.
Robert I. Dunlop, 39	Mr. Dunlop was appointed as Senior Vice President Developing Media of the Company on December 6, 2006. Mr. Dunlop has held various positions with the Company since 1991, including Vice President and General Manager of the Company’s Seattle radio operations from 1998 to April 2006, at which time he was appointed as Vice President Developing Media.
Joseph L. Lovejoy, 38	Mr. Lovejoy was appointed as Senior Vice President Media Operations of the Company on December 6, 2006. Prior to that, he served as the Company’s Vice President of the 100+ Group and Strategic Planning. From April 2004 to January 2006 Mr. Lovejoy was the Company’s Director of Financial Planning and Analysis. From September 2001 to March 2004, Mr. Lovejoy was a Vice President at Duff & Phelps LLC. Mr. Lovejoy worked in the financial advisory services practice of PricewaterhouseCoopers LLP form April 1997 to September 2001.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The primary objectives of our executive compensation program are to:

•	attract and retain high-caliber personnel on a long-term basis;

•	encourage the creation of shareholder value;

•	link compensation to business results and shareholder returns; and

•	maintain an appropriate balance between base salary and short-term and long-term incentive opportunities.

Our executive compensation program is designed to reward personal accomplishments as well as the executive’s involvement in the achievement of our financial goals and objectives. Our executive compensation philosophy is to offer a package which enables us to meet the requirements of the highly competitive environment in which we operate, while ensuring that executive officers are compensated in a manner that advances both the short-term and long-term interests of our shareholders. Under this approach, a significant proportion of the total executive compensation package is dependent upon our financial performance. We believe that this approach provides our executives with incentives to direct us toward financial success.

Components of Compensation

Our executive compensation program is comprised of three primary components:

•	base salaries;

•	short-term incentives in the form of annual cash bonuses; and

•	long-term incentives in the form of stock options and restricted stock rights.

We pay base salaries to provide a base level of financial stability to our executives that are market-driven. We pay short-term incentives in the form of annual cash bonuses to encourage executives to focus maximum effort on achieving profitability, operating objectives and personal growth. Our long-term incentive awards are intended to focus executive efforts on achieving long-term growth in shareholder value and to retain key executives as well as provide them with the ability to participate in our ownership. We believe that the overall compensation of our executive officers is competitive with compensation offered by similar companies.

Determination of Compensation

Total Compensation.  We use a variety of resources in determining the total compensation package for each executive. Independent consultants from Towers Perrin are utilized to provide analyses of our executive compensation and comparisons to overall compensation offered by peer companies in the broadcast industry and other selected industries, including, among others, ABC, Inc., Belo Corp., Clear Channel Communications, Inc., Emmis Communications Corp., Entravision Communications Corporation, Hearst-Argyle Television, Inc., Journal Broadcast Group, LIN Television Corporation, Meredith Corporation, Nexstar Broadcasting Group, Inc. and Young Broadcasting Inc. Towers Perrin also reviewed and provided us with information from a compensation survey conducted by the National Association of Broadcasters. We consider compensation levels at peer companies as a component in determining compensation levels for our executive officers because we recognize that we must set compensation at levels that are competitive with companies representing each business segment in which we compete for executive talent. In addition to considering compensation levels at peer companies when establishing a total compensation package for executives, we also reviewed company performance objectives and non-financial performance objectives applicable to each executive. The company performance objectives were determined through collaboration with the Chief Executive Officer, the Board of Directors and the Compensation Committee. The non-financial performance objectives applicable to each executive officer were determined through a collaboration between the Chief Executive Officer, the executive officer and the Compensation Committee.

Base Salary.  One component for establishing base salaries is the competitive analysis conducted by Towers Perrin. Our target range for base salaries is the 50th percentile, as compared to base salaries paid by peer companies for similar positions. In addition, base salaries are reviewed annually and are adjusted in accordance with a review of the executive’s overall performance, achievement of company and non-financial performance objectives, promotions and/or a change of area of responsibility. The company objectives reviewed in establishing 2006 base salaries included customary financial measures, such as the revenue and profit growth of our operating subsidiaries and the financial strength and management of financial resources. The non-financial performance objectives reviewed in determining 2006 base salaries included the individual achievement of business unit and corporate objectives and the relative value of the individual’s contribution in the overall achievement of our objectives.

In 2006, of the executives listed in the Summary Compensation Table, only Mr. Lovejoy and Ms. Colligan received base salary increases. The base salaries of Mr. Lovejoy and Ms. Colligan increased by 11%. Mr. Lovejoy received an increase due to added responsibilities, including oversight of the 100+ broadcast group. Ms. Colligan’s increase was also due to increased responsibilities, including acting as Chief Financial Officer for a significant portion of 2006. The 2007 base salaries for Ms. Brown, Ms. Numata, Ms. Colligan, Mr. Dunlop and Mr. Lovejoy are $525,000, $255,000, $160,000, $235,000 and $185,000 respectively. Other than for Mr. Lovejoy, this represents a base salary increase of 5% or less in 2007. Mr. Lovejoy received a base salary increase of 19.4% in 2007 because of his promotion to Senior Vice President and his increased job responsibilities.

Annual Cash Bonus.  Our annual cash bonus structure for executives is established by the Management Short-Term Incentive Plan. The purpose of this plan is to reward performance by focusing executives on setting high standards and achieving our defined budgeted net income goal, which we believe is a stretch goal that is not easily achieved. The target bonus opportunity for each executive is set as a percentage of base salary, and ranges from 25% of base salary to 50% of base salary. Actual bonus payments are determined by assessing the level of our financial performance versus target performance. Payouts for each executive officer range from 0% of the executive’s target bonus opportunity, if less than 99% of our defined budgeted net income goal is achieved, to 200% of the executive’s target bonus opportunity, if at least 110% of our defined budgeted net income goal is achieved. Annual cash bonuses earned for 2006 were $350,000, $18,123, $128,800, $126,000, $83,712 and $54,250 for each of Ms. Brown, Ms. Numata, Mr. Dunlop, Ms. Endejan, Ms. Colligan and Mr. Lovejoy, respectively. Ms. Numata’s bonus was pro-rated for the portion of the year in which she provided services to us. We did not exercise any discretion to adjust the amount of the bonus payouts under this plan. The following table sets forth the matrix for determining bonus payouts:

Achievement of
Corporate Performance	Payout as %
(Budgeted Net Income)	of Target

110%	200%
109%	180%
108%	160%
107%	150%
106%	140%
105%	130%
104%	120%
103%	115%
102%	110%
101%	105%
100%	100%
99%	93%
<99%	0.0

Long-Term Incentives.  Long-term incentives in the form of grants of stock options and restricted stock rights are governed by the Fisher Communications, Inc. Incentive Plan of 2001. In 2005, we began awarding restricted stock rights in addition to stock options as a tool for attracting and retaining executives. Grants are made on an individual basis on terms consistent with the 2001 Plan. Stock options granted to executive officers have a ten-year term and vest in 20% increments on the anniversary date of the grant, over a five-year period. Holders of restricted stock rights are paid amounts equivalent to the dividends that would have been paid on the same number of shares of our common stock until the shares become vested. In 2006, other than Ms. Brown and Ms. Numata, the ratio for our executives’ long-term incentives consisted of 80% stock options and 20% restricted stock rights.

In 2006, the amount of long-term incentive awards granted to our Chief Executive Officer was determined by the Compensation Committee and the amount of long-term incentive awards granted to our other executive officers was determined by the Compensation Committee, based on the recommendations of our Chief Executive Officer. For each of the executive officers, including the Chief Executive Officer, determinations of the size of long-term incentive awards include an analysis of the market survey data provided by Towers Perrin, each executive’s responsibilities, the performance of those responsibilities, potential for advancement, current salary, previous grants, and the achievement of company and non-financial performance objectives, as described above under the discussion of base salaries. In March 2007, the Compensation Committee determined that, based on an evaluation of Ms. Brown’s performance in 2006, Ms. Brown’s compensation package should be adjusted so that, in addition to the stock options and restricted stock rights that were granted to Ms. Brown in December 2006 (as described in the 2006 Grants of Plan Based Awards Table on page 23 of this proxy statement), Ms. Brown was granted a stock option to purchase 10,000 shares of common stock and restricted stock rights for 2,000 shares of common stock.

The Compensation Committee approves all stock options and restricted stock rights granted to our executive officers. Grants approved by the Compensation Committee are then reviewed with the Board of Directors. Stock options and restricted stock rights are typically granted at the time of hire and in December of each year. Stock options are awarded with exercise prices equal to the closing market price per share of our common stock on the grant date. On October 24, 2006, the Compensation Committee approved stock options and restricted stock rights to Ms. Numata, our new Chief Financial Officer, prior to the date she started employment with us, with an effective date of November 27, 2006, after her start date. Accordingly, the exercise price of the stock option granted to Ms. Numata was equal to the closing market price per share of our common stock on November 27, 2006. We do not have any program, plan or practice to time grants to new executives or to our existing executives in coordination with the release of material non-public information nor have we or do we intend to time the release of material non-public information for the purpose of affecting the value of our executive officers’ compensation.

Change in Control.  Our Chief Executive Officer is entitled to payments under a Change in Control Severance Agreement in the event she is not offered a comparable position upon a change in control or in the event her employment with us terminates within six months prior to entering into an agreement for a change in control or announcement of a change in control, as described in more detail under “Potential Payments Upon Termination of Employment or Change of Control.” We entered into this agreement with our Chief Executive Officer because the traditional media market that we are in is currently a very competitive environment which is undergoing rapid changes through consolidations and mergers. To be able to attract a Chief Executive Officer with the necessary experience and knowledge of our industry, we needed to provide the security afforded by a Change in Control and Severance Agreement in the event of her termination of employment. We established the amounts payable to our Chief Executive Officer under this agreement to be in line with conservative best practice and we believe that the amounts payable are reasonable and consistent with industry standards, given the difficulty for Chief Executive Officers to obtain a comparable position at another company.

Severance.  We do not have a severance policy or plan applicable to our executive officers, but do enter into severance arrangements with our executives on a case-by-case basis. In 2006, our former Chief Financial Officer, Robert C. Bateman, was paid a lump sum severance payment in the amount of $289,864 in connection with his termination pursuant to the terms of a Letter Agreement that was entered into in June 2005, which provided that he would receive a severance payment if his employment was terminated by us without cause during the two years following the date of the agreement. The severance payment paid to Mr. Bateman included $275,000, equal to one year of his base salary, $4,864 for his continued participation in our group health care benefits pursuant to COBRA and $10,000 for executive outplacement services. We believe that it was necessary to provide this benefit to Mr. Bateman because at the time this agreement was entered into, we had an Acting Chief Executive Officer and, in order to retain Mr. Bateman’s services at a time when we needed as much continuity as possible within our management team, we provided Mr. Bateman with the security of a severance package in the event he was terminated once a permanent Chief Executive Officer was hired.

In addition, in connection with Judith A. Endejan’s termination of employment, we provided for acceleration of her stock options and restricted stock rights, so that the portions of these awards that were to vest in March 2007 were vested as of January 1, 2007, the effective date of her termination. We believe that accelerating a portion of Ms. Endejan’s stock options and restricted stock rights was reasonable and appropriate in lieu of other arrangements.

Other Compensation.  Executives are eligible to participate in our 401(k) Retirement Plan, for which we did not provide matching contributions in 2006 but will begin to do so in 2007. Executives are also eligible to participate in standard benefit plans available to all employees, including medical, dental, disability, vacation and sick leave and life and accident insurance. We provide no pension or deferred compensation benefits for our executive officers.

Tax Considerations

We considered the tax ramifications of the Change in Control and Severance Agreement entered into with our Chief Executive Officer and, to preserve our tax deduction in connection with the payments payable under the agreement, we provided in the agreement that in the event any payments under the agreement are considered to be a “parachute payment” under Section 280G of the Internal Revenue Code, the payments will be reduced so that the payments will not be treated as “parachute payments.”

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain of our executive officers, unless the compensation qualifies as performance-based compensation. None of our executive officers were compensated in excess of $1 million for Section 162(m) purposes during 2006. We reserve the right to use our judgment to authorize compensation payments that do not qualify for the performance-based exemption if we believe such payments are appropriate and in the best interests of shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Deborah L. Bevier, Chair
James W. Cannon
Phelps K. Fisher
Donald G. Graham, III
George F. Warren, Jr.

2006 SUMMARY COMPENSATION TABLE

The following information is provided regarding the compensation earned in 2006 by the current Chief Executive Officer, the current Chief Financial Officer, two other individuals who served as Chief Financial Officer during 2006, and the three other most highly compensated executive officers.

								Non-Equity
				Stock		Option		Incentive Plan	All Other
		Salary		Awards		Awards		Compensation	Compensation		Total
Name and Principal Position	Year	($)		($)(10)		($)(10)		($)	($)		($)

Colleen B. Brown	2006	500,000		57,384		111,111		350,000	44,087	(1)	1,062,582
President and Chief Executive Officer
S. Mae Fujita Numata(2)	2006	29,487		1,531		1,846		18,123	—		50,987
Senior Vice President, Chief Financial Officer and Corporate Secretary
Robert C. Bateman(3)	2006	196,203	(4)	9,976	(11)	17,272	(11)	—	289,864	(5)	513,315
Former Senior Vice President and Chief Financial Officer
Jodi A. Colligan(6)	2006	183,984		3,133		13,682		83,712	—		284,511
Vice President Finance and Former Acting Chief Financial Officer
Robert I. Dunlop(7)	2006	230,000		5,566		51,629		128,800	—		415,995
Senior Vice President Developing Media
Judith A. Endejan(8)	2006	200,000		8,483		13,963		126,000	—		348,446
Former Senior Vice President, General Counsel and Corporate Secretary
Joseph L. Lovejoy(9)	2006	148,298		3,467		14,038		54,250	—		220,053
Senior Vice President Media Operations

 (1) The Company paid $44,087 in connection with Ms. Brown’s relocation, including temporary housing.

(2)	Ms. Numata’s employment with us began November 20, 2006. She was elected as Corporate Secretary effective January 1, 2007.

(3)	Mr. Bateman’s employment with us terminated as of August 31, 2006.

(4)	Includes all accrued vacation time which was paid to Mr. Bateman in connection with his termination.

(5)	Pursuant to a Letter Agreement entered into between us and Mr. Bateman on June 16, 2005, we paid Mr. Bateman a lump sum cash severance payment in the amount of $275,000, equal to one year of Mr. Bateman’s annual base salary. We also paid $4,864 for Mr. Bateman’s continued participation in our group health care benefits pursuant to COBRA and $10,000 for executive outplacement services.

(6)	Ms. Colligan acted as Chief Financial Officer from August 1, 2006 to November 20, 2006. From January 1, 2006 to May 31, 2006, Ms. Colligan’s base salary was $140,000. From June 1, 2006 to December 31, 2006 her base salary was $155,400. She was paid an additional $60,000 during the period that she acted as Chief Financial Officer.

(7)	Mr. Dunlop became an executive officer of the Company on December 6, 2006.

(8)	Ms. Endejan’s employment with the Company terminated as of January 1, 2007.

(9)	Mr. Lovejoy’s base salary from January 1, 2006 to May 31, 2006 was $140,000. From June 1, 2006 to December 31, 2006, his base salary was $155,000.

(10)	Reflects the dollar amount recognized for financial statement reporting purposes during 2006, in accordance with Financial Accounting Standards (“FAS”) 123(R), and thus includes amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 10 to our audited financial statements for the fiscal year ended December 31, 2006 included in our annual report on Form 10-K filed on March 14, 2007.

(11)	The FAS 123(R) value of stock options and restricted stock rights forfeited during 2006, due to Mr. Bateman’s termination was $273,091 and $101,363, respectively.

2006 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth certain information with respect to potential bonus payouts under the Fisher Communications Management Short-Term Incentive Plan and stock option and restricted stock rights granted under the Fisher Communications Incentive Plan of 2001 during 2006 to each of our executive officers listed in the Summary Compensation Table.

						All Other	All Other
						Stock	Option
						Awards:	Awards:	Exercise	Grant Date
		Approval	Estimated Potential Payouts			Number of	Number of	or Base	Fair Value of
		Date If	Under Non-Equity Incentive			Shares of	Underlying	Price of	Stock and
		Different	Plan Awards			Stock or	Stock	Option	Option
	Grant	Than Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	($ / Sh)	($)

Colleen B. Brown			232,500	250,000	375,000	—	—	—	—
	12/04/06		—	—	—	2,000	—	—	90,380
	12/04/06		—	—	—	—	10,000	45.19	171,400
S. Mae Fujita Numata			104,625	112,500	225,000	—	—	—	—
	11/27/06	10/24/06	—	—	—	1,500	—	—	64,245
	11/27/06	10/24/06	—	—	—	—	6,000	42.83	99,120
	12/04/06		—	—	—	500	—	—	22,595

Robert C. Bateman(1)
	03/07/06		—	—	—	1,500	—	—	64,050
	03/07/06		—	—	—	—	6,000	42.70	105,420

Jodi A. Colligan(2)			55,609	59,795	119,590	—	—	—	—
	03/07/06		—	—	—	400	—	—	17,080
	03/07/06		—	—	—	—	1,600	42.70	28,112
	12/04/06		—	—	—	500	—	—	22,595
	12/04/06		—	—	—	—	1,600	45.19	27,424

Robert I. Dunlop			85,560	92,000	184,000	—	—	—	—
	03/07/06		—	—	—	700	—	—	29,890
	03/07/06		—	—	—	—	2,800	42.70	49,196
	12/04/06		—	—	—	1,000	—	—	45,190
	12/04/06		—	—	—	—	3,000	45.19	51,420

Judith A. Endejan(3)			83,700	90,000	180,000	—	—	—	—
	03/07/06		—	—	—	1,000	—	—	42,700
	03/07/06		—	—	—	—	4,000	42.70	70,280

Joseph L. Lovejoy			36,038	38,750	77,500	—	—	—	—
	03/07/06		—	—	—	400	—	—	17,080
	03/07/06		—	—	—	—	1,600	42.70	28,112
	12/04/06		—	—	—	1,000	—	—	45,190
	12/04/06		—	—	—	—	3,000	45.19	51,420

(1)	In connection with Mr. Bateman’s termination, all 2006 stock option and restricted stock award grants were forfeited.

(2)	The amounts reflected in Estimated Potential Payouts Under Non-Equity Incentive Plan Awards column for Ms. Colligan reflect a blended payout percentage for the period of time during 2006 that she was the Acting Chief Financial Officer.

(3)	In connection with Ms. Endejan’s termination, the vesting of 800 stock options and 200 restricted stock rights was accelerated to January 1, 2007, the date of her termination. Her remaining 3,200 stock options and 800 restricted stock rights were forfeited.

Employment Offer Letters

We do not have employment agreements with our executives, but we do have offer letters for each executive which established the salary, option grants and stock awards for the year in which they were hired. Executives are evaluated on an individual basis each year thereafter and salary adjustments and grants of additional stock options and stock awards are made accordingly.

On October 20, 2006, an offer letter was provided to S. Mae Fujita Numata setting forth the initial compensation and benefits she was entitled to receive as Senior Vice President and Chief Financial Officer of the Company. The offer letter provided, among other things, that Ms. Numata would receive an initial annual base salary of $250,000. Ms. Numata is also eligible for participation in the Management Short-Term Incentive Plan, with a 2006 payout target equal to 45% of her base salary and a 2006 maximum payout equal to 200% of the payout target. In addition, Ms. Numata participates in the Fisher Communications, Inc. Incentive Plan of 2001 pursuant to which she received an initial stock option grant to purchase 6,000 shares of the Company’s common stock scheduled to vest over a five year period with a ten-year expiration and restricted stock rights for 1,500 shares scheduled to vest over a five year period.

Equity Compensation Plans

We have two incentive plans under which our executives have been granted stock option and restricted stock rights: the Amended and Restated Fisher Communications Incentive Plan of 1995 and the Fisher Communications Incentive Plan of 2001. The restricted stock rights and stock options granted under these plans vest pursuant to a schedule determined by the Committee. Stock options are awarded with exercise prices equal to the closing price of our common stock on the grant date and typically vest in 20% increments on each of five annual target dates designated in the written agreement granting such awards, conditioned on the continued employment of the awardee through such target dates. The plans provide for the annual payment of additional compensation to persons holding restricted stock rights, whether or not vested, in an amount equal to any dividend that would have been payable to the holder of such rights if the holder had owned the stock subject to such rights.

The Incentive Plan of 2001, which is the plan that is currently used to grant equity awards, is more fully described on page 4 of this proxy statement.

Management Short-Tem Incentive Plan

Non-equity incentive plan awards to our executive officers were made pursuant to the terms of the Management Short-Term Incentive Plan, which is described on page 19 of this proxy statement. Payments under this plan are in the form of cash bonuses and are subject to the achievement of a pre-established corporate performance goal.

Bateman Transition Agreement and General Release

On June 16, 2006, we entered into a Transition Agreement and General Release with Robert C. Bateman under which it was agreed that his employment would be terminated as of August 31, 2006. The terms of this agreement were governed by a Letter Agreement which we entered into with Mr. Bateman on June 16, 2005. Please refer to the section “Potential Payments upon Termination of Employment or Change of Control” on page 27 of this proxy statement for a detailed description of these agreements.

Endejan Separation Agreement and General Release

On December 14, 2006, we entered into a Separation Agreement and General Release with Judith A. Endejan under which it was agreed that her stock options and restricted stock rights which were to vest on March 7, 2007 would accelerate to vest as of January 1, 2007. All other stock options and restricted stock rights were forfeited by Ms. Endejan in connection with her termination as of January 1, 2007.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table includes certain information with respect to outstanding option awards and unvested restricted stock rights held by each of the executive officers listed in the Summary Compensation Table, as of December 31, 2006.

					Stock Awards
	Option Awards					Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option		Stock That	Stock That
	Options	Options	Exercise	Option	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)(8)

Colleen B. Brown(1)	3,000	12,000	45.94	10/10/2015	—	—
	—	10,000	45.19	12/04/2016	—	—
	—	—	—	—	4,400	194,524
S. Mae Fujita Numata(2)	—	6,000	42.83	11/27/2016
	—	—	—	—	2,000	88,420
Robert C. Bateman(3)	—	—	—	—	—	—
Jodi A. Colligan(4)	300	1,200	51.41	03/07/2015	—	—
	—	1,600	42.70	03/07/2016	—	—
	—	1,600	45.19	12/04/2016	—	—
	—	—	—	—	900	39,789
Robert I. Dunlop(5)	1,400	—	57.50	03/05/2007	—	—
	1,500	—	65.50	03/04/2008	—	—
	825	—	63.00	03/03/2009	—	—
	3,000	—	59.88	03/08/2010	—	—
	4,800	—	60.00	02/14/2011	—	—
	4,000	1,000	36.86	02/12/2012	—	—
	3,000	2,000	46.88	04/24/2013	—	—
	1,000	1,500	51.50	02/11/2014	—	—
	700	2,800	51.41	03/07/2015	—	—
	—	2,800	42.70	03/07/2016	—	—
	—	3,000	45.19	12/04/2016	—	—
	—	—	—	—	1,700	75,157
Judith A. Endejan(6)	—	4,000	42.70	04/01/2007
	—	—	—	—	1,000	44,210
Joseph L. Lovejoy(7)	300	1,200	51.41	03/07/2015	—	—
	—	1,600	42.70	03/07/2016	—	—
	—	3,000	45.19	12/04/2016	—	—
	—	—	—	—	1,400	61,894

(1)	Ms. Brown holds the following stock options and restricted stock rights, all of which vest 20% per year: 15,000 stock options granted on October 10, 2005. 3,000 stock options vest on each of October 10, 2006, 2007, 2008, 2009 and 2010.
10,000 stock options granted on December 4, 2006. 2,000 stock options vest on each of December 4, 2007, 2008, 2009, 2010 and 2011.
2,400 restricted stock rights granted on October 10, 2005. 600 rights vest on each of October 10, 2007, 2008, 2009 and 2010. Does not include 600 rights that vested on October 10, 2006.
2,000 restricted stock rights granted on December 4, 2006. 500 rights vest on each of December 4, 2007, 2008, 2009, 2010 and 2011.

(2)	Ms. Numata holds the following stock option and restricted stock rights all of which vest 20% per year over a five-year period from the date of grant:
6,000 stock options granted on November 27, 2006. 1,200 stock options vest on each of November 27, 2007, 2008, 2009, 2010 and 2011.
1,500 restricted stock rights granted on November 27, 2006. 300 rights vest on each of November 27, 2007, 2008, 2009, 2010 and 2011.
500 restricted stock rights granted on December 4, 2006. 100 rights vest on each of December 4, 2007, 2008, 2009, 2010 and 2011.

(3)	Mr. Bateman’s stock options and restricted stock rights terminated in connection with his termination of employment.

(4)	Ms. Colligan holds the following stock options and restricted stock rights, all of which vest 20% per year over a five-year period from the date of grant:
1,500 stock options granted on March 7, 2005. 300 stock options vest on each of March 7, 2006, 2007, 2008, 2009 and 2010.
1,600 stock options granted on 03/07/06 March 7, 2006. 320 stock options vest on each of March 7, 2007, 2008, 2009, 2010 and 2011.
1,600 stock options granted on 12/04/06 December 4, 2006. 400 stock options vest on each of December 4, 2007, 2008, 2009, 2010 and 2011.
400 restricted stock rights granted on March 7, 2006. 80 rights vest on each of March 7, 2007, 2008, 2009, 2010 and 2011.
500 restricted stock rights granted on December 4, 2006. 100 rights vest on each of December 4, 2007, 2008, 2009, 2010 and 2011.

(5)	Mr. Dunlop holds the following stock options and restricted stock rights, all of which vest 20% per year over a five-year period from the date of grant:
1,400 stock options granted on March 5, 1997. 280 stock options vested on each of March 5, 1998, 1999, 2000, 2001 and 2002.
1,500 stock options granted on March 4, 1998. 300 stock options vested on each of March 4, 1999, 2000, 2001, 2002 and 2003.
825 stock options granted on March 3, 1999. 165 stock options vested on each of March 3, 2000, 2001, 2002, 2003 and 2004.
3,000 stock options granted on March 8, 2000. 600 stock options vested on each of March 8, 2001, 2002, 2003, 2004 and 2005.
4,800 stock options granted on February 14, 2001. 960 stock options vested on each of February 14, 2002, 2003, 2004, 2005 and 2006.
5,000 stock options granted on February 12, 2002. 1,000 stock options vested on each of February 13, 2003, 2004, 2005, 2006 and 2007.
5,000 stock options granted on April 24, 2003. 1,000 stock options vested on each of April 24, 2004, 2005 and 2006. 1,000 stock options will vest on each of April 24, 2007 and 2008.
2,500 stock options granted on February 11, 2004. 500 stock options vested on each of February 11, 2005, 2006 and 2007. 500 stock options will vest on each of February 11, 2008 and 2009.
3,500 stock options granted on March 7, 2005. 700 stock options vested on March 7, 2006 and 700 options will vest on each of March 7, 2007, 2008, 2009 and 2010.
2,800 stock options granted on March 7, 2006. 560 stock options vest on each of March 7, 2007, 2008, 2009, 2010 and 2011.
3,000 stock options granted on December 4, 2006. 600 stock options vest on each of December 4, 2007, 2008, 2009, 2010 and 2011.
700 restricted stock rights granted on March 7, 2006. 140 rights vest on each of March 7, 2007, 2008, 2009, 2010 and 2011.
1,000 restricted stock rights granted on December 4, 2006. 200 rights vest on each of December 4, 2007, 2008, 2009, 2010 and 2011.

(6)	Pursuant to Ms. Endejan’s Separation Agreement and General Release dated December 14, 2006, 800 stock options and 200 restricted stock rights which were to vest on March 7, 2007 accelerated to vest as of January 1, 2007. All other stock options and restricted stock rights were forfeited by Ms. Endejan in connection with her termination as of January 1, 2007.

(7)	Mr. Lovejoy holds the following stock options and restricted stock rights, all of which vest 20% per year over a five-year period from the date of grant:
1,500 stock options granted on March 7, 2005. 300 stock options vest on each of March 7, 2006, 2007, 2008, 2009 and 2010.
1,600 stock options granted on March 7, 2006. 320 stock options vest on each of March 7, 2007, 2008, 2009, 2010 and 2011.
3,000 stock options granted on December 4, 2006. 600 stock options vest on each of December 4, 2007, 2008, 2009, 2010 and 2011.
400 restricted stock rights granted on March 7, 2006. 80 rights vest on each of March 7, 2007, 2008, 2009, 2010 and 2011.
1,000 restricted stock rights granted on December 4, 2006. 200 rights vest on each of December 4, 2007, 2008, 2009, 2010 and 2011.

(8)	The closing price of our common stock at December 31, 2006 was $44.21 per share.

2006 OPTION EXERCISES AND STOCK VESTED TABLE

The following table includes certain information for each of the executive officers listed in the Summary Comparison Table with respect to restricted stock rights that vested during 2006. No stock options were exercised by these executives in 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

Colleen B. Brown	—	—	600	24,306
S. Mae Fujita Numata	—	—	—	—
Robert C. Bateman	—	—	250	10,928
Jodi A. Colligan	—	—	—	—
Robert I. Dunlop	—	—	—	—
Judith A. Endejan	—	—	—	—
Joseph L. Lovejoy	—	—	—	—

(1)	Value based on closing price of our stock on day of vesting.

Potential Payments upon Termination of Employment or Change of Control

Colleen B. Brown.  We entered into a Change in Control Severance Agreement with Colleen B. Brown, President and Chief Executive Officer, effective October 10, 2005.

The agreement provides that if (i) Ms. Brown remains employed with the Company through the closing of a change in control, (ii) Ms. Brown complies with her obligations under the agreement, and (iii) Ms. Brown is not offered a comparable position with the Company upon such change in control, then Ms. Brown will be entitled to receive a single cash payment in an amount equal to two (2) times her annual base salary for the calendar year immediately preceding such change in control. Upon payment of such amount to Ms. Brown, the agreement will terminate.

The agreement also provides that if (i) the Company terminates Ms. Brown’s employment without cause, or Ms. Brown resigns for good reason, before a change in control, and (ii) within six (6) months thereafter, the Company enters into an agreement for a change in control or the Company announces or is required by law to announce a prospective change in control of the Company, then upon the closing of such change in control, Ms. Brown will be entitled to receive a single cash payment in an amount equal to two (2) times her annual base salary for the calendar year immediately preceding such termination or resignation, as the case may be. Upon payment of such amount to Ms. Brown, the agreement will terminate.

The agreement also provides that in the event that any person extends any proposal or offer that is intended to or may result in a change in control, Ms. Brown will, at the Company’s request, assist the Company in evaluating such proposal or offer. Further, the agreement provides that in order to receive the change in control payments described above, Ms. Brown cannot resign from the Company during any period from the receipt of a specific change in control proposal up to the consummation or abandonment of the transaction contemplated by such proposal. In addition, payment under the agreement is conditioned upon execution by Ms. Brown of an effective release of claims.

Notwithstanding any other provision in the agreement to the contrary, if the total amount of the payments to Ms. Brown upon a change of control (together with any other payments or benefits received from the Company) equal an amount that would cause such payments to be considered a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, then the payments will be reduced so that the payments will not be treated as “parachute payments.”

Under the agreement, the terms “change of control,” “cause,” and “good reason” have the following meanings:

•	“Change of control” means a change in the ownership or effective control or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 280G of the Internal Revenue Code; provided however, that an internal reorganization of the Company will not be considered a change of control.

•	“Cause” means any one or more of the following:

•	removal or discharge of Ms. Brown pursuant to order of any regulatory authority;

•	Ms. Brown perpetrates fraud, dishonesty, or other act of misconduct while performing services for the Company or for customers of the Company, or if Ms. Brown engages in conduct which, in the opinion of the Board of Directors, materially interferes with the performance of Ms. Brown’s duties or harms the reputation of the Company by reason of the adverse reaction of the community to such conduct;

•	Ms. Brown conceals from, or knowingly fails to disclose to, any federal regulatory authority, or the Board of Directors any material matters affecting the viability of the Company; or

•	Ms. Brown fails (or refuses) to faithfully or diligently perform any of the usual and customary duties of her employment and either fails to remedy the lapse or formulate a plan for its correction with the Company (if such failure is not susceptible to immediate correction) within thirty (30) days after notice from the Company.

•	“Good reason” means any one or more of the following:

•	elimination of any significant compensation or benefit plan benefiting Ms. Brown, unless the reduction or elimination is generally applicable to substantially all similarly situated employees (or similarly situated employees of a successor controlling entity of the Company) formerly benefited;

•	the assignment to Ms. Brown without her consent of any authority or duties materially inconsistent with her position as of the date of the agreement; or

•	a relocation or transfer of Ms. Brown’s principal place of employment that would require Ms. Brown to commute on a regular basis more than fifty (50) miles each way from her present place of employment.

Pursuant to the terms of this agreement, if Ms. Brown’s employment had terminated in connection with a change in control on December 29, 2006, the last business day of 2006, Ms. Brown would have received a lump-sum payment of $1,000,000 (equal to two times her annual base salary) as a result of the termination. The actual amount payable to Ms. Brown under this agreement can only be determined at the time of her termination.

Robert C. Bateman.  On June 16, 2005 we entered into a Letter Agreement with Robert C. Bateman, our former Senior Vice President and Chief Financial Officer. The agreement provided that if a change of control (as defined in the agreement) occurred while Mr. Bateman was employed by the Company, then Mr. Bateman would receive the compensation specified below upon termination of his employment, unless such termination was due to death, disability, by the Company for cause, or by Mr. Bateman other than for good reason (as defined in the agreement). Under the agreement, Mr. Bateman was also entitled to the compensation described below if his employment was terminated prior to a change in control and such termination was other than (i) because of his death or disability, (ii) by the Company for cause, or (iii) due to his voluntary resignation, unless such resignation was for good reason and he reasonably demonstrated that such termination was at the request of or as a result of actions by a third party who had taken steps reasonably calculated to effect a change in control. The specified compensation included:

•	all compensation, reimbursements, and benefits accrued through the date of termination;

•	a lump sum cash amount equal to the value of unused vacation days,

•	normal post-termination compensation and benefits under the Company’s retirement, insurance and other compensation and benefit plan;

•	a severance payment in the form of a cash lump sum distribution equal to two (2) times Mr. Bateman’s annual base salary; and

•	continued participation in our group health care benefits pursuant to COBRA for up to eighteen (18) months following the date of separation.

The agreement also provided that during the two (2) years following the date of the agreement, if Mr. Bateman’s employment was terminated by the Company other than for cause or in connection with a change in control, Mr. Bateman would be entitled to the benefits described above, except that the lump sum distribution described above would be equal to one (1) year of Mr. Bateman’s annual base salary.

On June 16, 2006 the Company entered into a Transition Agreement and General Release with Mr. Bateman, under which it was agreed that his employment would be terminated as of August 31, 2006. The terms of this agreement are governed by the Letter Agreement. Mr. Bateman received a lump sum cash payment in the amount of $289,864, which included a severance payment of $275,000, equal to one (1) year of his annual base salary, $4,864 for his continued participation in our group health care benefits pursuant to COBRA and $10,000 for executive outplacement services.

Judith A. Endejan.  On December 14, 2006 we entered into a Separation Agreement and General Release with Ms. Endejan, pursuant to which it was agreed that her employment relationship with the Company would terminate effective January 1, 2007. Under the agreement, Ms. Endejan received her regular compensation through the termination date plus any accrued and unused vacation pay. Furthermore, the agreement provided that Ms. Endejan would receive her cash bonus for 2006 and that her stock options and restricted stock rights that were to vest in March 2007 would be accelerated and exercisable as of January 1, 2007. On December 29, 2006, the value of the accelerated stock options was $1,208 and the value of the accelerated restricted stock rights was $8,842, based on the closing price of our common stock on that date ($44.21 per share).

Equity Compensation Plans.  Under the terms of the Incentive Plan of 2001 and the Amended and Restated Fisher Communications Incentive Plan of 1995, in the event of a reorganization, merger or consolidation with one or more corporations, the Board of Directors may, in its sole discretion, provide a thirty day period immediately prior to such event during which optionees will have the right to exercise stock options in whole or in part without any limitations on exercisability. In addition, stock options and restricted stock rights granted under both plans accelerate upon termination of employment due to retirement, death or disability.

The table below reflects the value of accelerated stock options and restricted stock rights, as applicable, to each executive officer listed in the Summary Compensation Table, other than Mr. Bateman and Ms. Endejan who have already terminated employment, in the event a termination due to death or disability (none of the executives were retirement eligible) had occurred as of December 29, 2006, the last business day of 2006. The information in the table is based on the closing price of our common stock on December 29, 2006 ($44.21 per share). In the case of Ms. Brown, there is no value reflected in the table for the accelerated stock options because the exercise price of the stock options is greater than the closing price of our common stock on December 29, 2006. The actual value to be received by the executives under the terms of their stock options and restricted stock rights can only be determined at the time of termination.

Management Short Term Incentive Plan.  Under the terms of the Management Short Term Incentive Plan no bonus payments are made if the executive’s employment is terminated prior to year end unless such termination is due to retirement or disability, or special disposition by the Compensation Committee. In the case of retirement or disability, the bonus payment will be prorated for the number of months of the year completed prior to termination and will be based on the actual level of corporate performance achieved during the performance period, and as approved by the Compensation Committee.

Estimated Potential Value of Acceleration Under Equity Compensation Plans

Death or Disability
Name	($)

Colleen B. Brown
Stock Options	—
Restricted Stock Rights	194,524
S. Mae Fujita Numata
Stock Options	8,280
Restricted Stock Rights	88,420
Jodi A. Colligan
Stock Options	2,416
Restricted Stock Rights	39,789
Robert I. Dunlop
Stock Options	11,578
Restricted Stock Rights	75,157
Joseph L. Lovejoy
Stock Options	2,416
Restricted Stock Rights	61,894

2006 DIRECTOR COMPENSATION

Each of our non-employee directors received the following standard compensation in 2006:

•	a $16,000 annual retainer;

•	$1,000 for each Board of Directors’ meeting attended; and

•	$1,000 for each committee meeting attended.

Our Chairman of the Board received a total annual retainer of $55,000. In addition, the Chairs of the Audit and Compensation Committees each received an additional annual retainer of $4,000, which was increased to $7,500 effective October 1, 2006. Directors are also reimbursed for reasonable travel expenses. Effective January 1, 2007, the annual retainer for our directors was increased to $24,000 and our Chairman of the Board’s annual retainer was increased to $65,000. Subject to approval of the amendments to the Incentive Plan of 2001 by our shareholders at this annual meeting and beginning with the annual retainer payable for the second quarter of 2007, our non-employee directors will receive 25% of the annual retainer in the form of a fully vested stock award for the number of shares of our common stock determined by dividing the amount of cash compensation to be received in the form of a stock award by the fair market value of our common stock on the last trading date of each quarter. Non-employee directors will be permitted to elect to receive all or any portion of their remaining annual retainer, committee Chair retainer(s), Board of Directors meeting fees and committee meeting fees in the form of a fully vested stock award.

The following table provides compensation information for 2006 for each member of our Board of Directors.

	Fees Earned or
	Paid in Cash	Total
Name	($)	($)

Deborah L. Bevier(1)	39,875	39,875
Colleen B. Brown(2)	—	—
James W. Cannon(3)	51,875	51,875
Phelps K. Fisher(4)	85,250	85,250
Carol H. Fratt(5)	24,000	24,000
Donald G. Graham, Jr.(6)	32,250	32,250
Donald G. Graham, III(7)	27,000	27,000
Richard L. Hawley(8)	32,000	32,000
Brian P. McAndrews(9)	4,000	4,000
Jerry A. St. Dennis(10)	33,000	33,000
George F. Warren, Jr.(11)	29,000	29,000
William W. Warren, Jr.(12)	32,000	32,000

(1)	Ms. Bevier is Chair of the Compensation Committee and serves on the Audit Committee.

(2)	Ms. Brown did not receive any compensation for her services as a director. See Summary Compensation Table for disclosure related to Ms. Brown’s compensation as an executive officer of the Company.

(3)	Mr. Cannon is Chair of the Audit Committee and serves on the Compensation, Executive, Nominating and Corporate Governance and Planning Committees.

(4)	Mr. Fisher is the Chairman of the Board. He also serves on the Audit, Compensation, Executive, Nominating and Corporate Governance Committee and Planning Committees.

(5)	Ms. Fratt serves on the Nominating and Corporate Governance Committee.

(6)	Mr. Donald Graham, Jr. is Chair of the Planning Committee and also serves on the Executive Committee.

(7)	Mr. Donald Graham, III serves on the Compensation and Nominating and Corporate Governance Committees.

(8)	Mr. Hawley serves on the Audit and Nominating and Corporate Governance Committees.

(9)	Mr. McAndrews was elected to the Board of Directors on October 26, 2006.

(10)	Mr. St. Dennis serves on the Nominating and Corporate Governance and Planning Committees.

(11)	Mr. George Warren, Jr. serves on the Compensation Committee.

(12)	Mr. William Warren, Jr. is Chair of the Nominating and Corporate Governance Committee and also serves on the Audit and Executive Committees.

Equity Compensation Plan Information

The following table summarizes information with respect to options and other equity awards under Fisher Communication’s equity compensation plans as of December 31, 2006:

Number of securities to be
	issued	Weighted average exercise	Number of securities
	upon exercise of	price of	remaining
	outstanding stock	outstanding stock options and	available for future
Plan Category	options and rights	rights	issuance

Equity compensation plans approved by security holders	221,235	$45.49	333,900	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	221,235	$45.49	333,900

(1)	If shareholders approve the amendments to the Incentive Plan of 2001 (the “Plan”), the Plan will permit the granting of stock options, restricted stock rights, performance stock rights, and stock awards with or without restrictions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of March 1, 2007 (or such earlier date as indicated in the table footnotes), with respect to the shares of Company common stock beneficially owned by (i) the directors of the Company, (ii) the non-director executive officers of the Company named in the Summary Compensation Table, and (iii) each person known by the Company to own beneficially more than 5% of Company common stock. The number of shares beneficially owned by each shareholder is determined according to rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same shares. Except as noted below, each holder has sole voting and investment power with respect to shares of Company common stock listed as owned by such person or entity.

Directors:

	Shares of Common		Percentage of
Name	Stock Beneficially Owned(1)		Common Stock

Deborah L. Bevier	—		*
Colleen B. Brown	3,600	(2)	*
James W. Cannon	500	(3)	*
Phelps K. Fisher	261,796	(4)	3.0%
Carol H. Fratt	500	(5)	*
Donald G. Graham, Jr.	810,929	(6)	9.3%
Donald G. Graham, III	451,131	(7)	5.2%
Richard L. Hawley	—		*
Brian P. McAndrews	—		*
Jerry A. St. Dennis	—		*
George F. Warren, Jr.	588,319	(8)	6.6
William W. Warren, Jr.	332,433	(9)	3.8

*	Less than 1%

(1)	Shares held directly with sole voting and sole investment power, unless otherwise indicated.

(2)	Share amount includes stock options to purchase 3,000 shares of Company common stock which are exercisable within 60 (2) days of March 1, 2006 and 600 restricted stock rights which vested on October 10, 2006.

(3)	Mr. Cannon’s shares are owned jointly with his wife, Margaret J. Cannon.

(4)	Mr. Phelps K. Fisher owns 84,960 shares. In addition, he has sole voting power and shared investment power as to 134,872 shares owned by K. R. Fisher Investment Company, and has sole voting power, pursuant to a power of attorney, as to 14,072 shares and 14,192 shares, respectively, owned by two of his adult sons. Also includes 11,000 shares owned by Mr. Fisher’s wife. Includes 2,700 shares subject to purchase within sixty days of March 1, 2006 upon the exercise of (4) stock options.

(5)	Ms. Fratt owns 200 shares and her husband owns 300 shares.

(6)	Mr. Donald G. Graham, Jr. owns 51,410 shares. In addition, he has sole voting power and shared investment power as to the 436,731 shares owned by the O. D. Fisher Investment Company (see footnote 2 under the table entitled “Beneficial Owners of 5% or More of the Company’s Stock”). Additionally, Mr. Graham has voting and investment power as to 36,960 shares held by a trust under the will of his deceased wife, Felecia A. Graham, of which he is the trustee. He also has voting power as to a total of 285,828 shares held by a trust under the will of Nellie Hughes Fisher, and a trust under (6) the will of O. D. Fisher. Mr. Graham is the father of Donald G. Graham, III.

(7)	Mr. Donald G. Graham, III, owns 14,400 shares. In addition, he shares investment power as to 436,731 shares owned by the O. D. Fisher Investment Company (see footnote 2 under the table entitled “Beneficial Owners of 5% or More of the (7) Company’s Stock”). Mr. Graham is the son of Donald G. Graham, Jr.

(8)	Mr. George F. Warren, Jr. owns 6,571 shares jointly with his wife. Includes 261,804 shares owned by the Lula Fisher Warren Trust, of which Mr. Warren is a trustee and 319,944 shares owned by the Warren Investment Company, of which he (8) is a director. Mr. Warren is a first cousin of William W. Warren, Jr.

(9)	Mr. William W. Warren, Jr. owns 12,489 shares jointly with his wife. Also includes 319,944 shares owned by the Warren (9) Investment Company, of which he is a director. Mr. Warren is a first cousin of George F. Warren, Jr.

Named Executive Officers (excluding officers who are also directors) and Directors and Executive Officers as a Group:

	Shares of Common
Name	Stock Beneficially Owned		Percentage of Common Stock

Robert C. Bateman	—		*
Jodi A. Colligan	1,000	(1)	*
Robert I. Dunlop	25,265	(2)	*
Judith A. Endejan	1,000	(3)	*
Joseph L. Lovejoy	1,000	(4)	*
All Executive Officers and Directors as a Group (17 persons)	2,477,473		28.4%

*	Less than 1%

(1)	Share amount includes options to purchase 920 shares of our common stock which are exercisable within 60 days of March 1, 2007 and 80 restricted stock rights which will be vested within 60 days of March 1, 2007.

(2)	Share amount includes options to purchase 23,985 shares of our common stock which are exercisable within 60 days of March 1, 2007 and 140 restricted stock rights which will be vested within 60 days of March 1, 2007.

(3)	Share amount includes options to purchase 800 shares of our common stock which are exercisable within 60 days of March 1, 2007 and 200 restricted stock rights which will be vested within 60 days of March 1, 2007.

(4)	Share amount includes options to purchase 920 shares of our common stock which are exercisable within 60 days of March 1, 2007 and 80 restricted stock rights which will be vested within 60 days of March 1, 2007.

Beneficial Owners of 5% or More of the Company’s Stock
(See also ‘‘Security Ownership of Certain Beneficial Owners and Managers — Directors”)

			Percentage of
	Number of Shares of		Outstanding
Name and Address	Common Stock		Common Stock

O. D. Fisher Investment Co.	436,731	(1)	5.0%
2801 Alaskan Way, Suite 300 Seattle, WA 98121
George D. Fisher	529,768	(2)	6.1%
P.O. Box 98549 Des Moines, WA 98198
GAMCO Investors, Inc.	1,388,732	(3)	15.9%
One Corporate Center Rye, NY 10580
William H. Gates III	455,700	(4)	5.2%
One Microsoft Way Redmond, WA 98052
Edward A. Gowey	526,168	(5)	6.0%
17869 Ballinger Way NE Seattle, WA 98155
Robin Knepper	464,905	(6)	5.3%
1634 Lake Washington Blvd. Seattle, WA 98122
Reed, Conner & Birdwell LLC	719,407	(7)	8.3%
11111 Santa Monica Blvd., Suite 1700 Los Angeles, CA 90025
TowerView LLC	592,941	(8)	6.8%
500 Park Avenue New York, NY 10022

(1)	Mr. Donald G. Graham, Jr. is President and director of the O. D. Fisher Investment Company (“ODFICO”) and has sole voting power and shared investment power with respect to the shares of Company common stock owned by ODFICO. The 436,731 shares owned by ODFICO are also reported as beneficially owned by Ms. Knepper and Messrs. Donald G. Graham, Jr. and Donald G. Graham, III. Mr. Graham, Jr., Mr. Graham III, and Ms. Knepper disclaim beneficial ownership of the shares held by ODFICO except to the extent of their pecuniary interest therein.

(2)	Mr. George D. Fisher owns 4,800 shares. In addition, he shares voting and investment power as one of three trustees of the D. R. Fisher Trust, as to the 353,504 shares held by such trust. Mr. Fisher is also President and a director of the D. R. Fisher Company, which owns 171,464 shares, and he shares voting and investment power with respect to such shares.

(3)	Represents shares held by GAMCO Investors, Inc. and various other entities which are directly or indirectly controlled by Mario J. Gabelli and for which he acts as chief investment officer, including registered investment companies and pension plans. This information is based solely upon the contents of a filing on Schedule 13D/A, dated February 26, 2007, made by Mario J. Gabelli and related entities with the Securities and Exchange Commission.

(4)	Based on information provided by Mr. William H. Gates III in a Schedule 13D filed on March 7, 2003, the reported shares are owned by Cascade Investment, LLC (“Cascade”). Mr. Gates is the sole member of Cascade.

(5)	Based on his most recent Schedule 13G filing, Mr. Gowey owns 1,200 shares. In addition, he shares voting and investment power as one of three trustees of the D. R. Fisher Trust, as to the 353,504 shares held by such trust. Mr. Gowey is also an executive officer of the D. R. Fisher Company which owns 171,464 shares in which he has sole investment power with respect to such shares.

(6)	Ms. Knepper owns 28,174 shares. In addition, Ms. Knepper shares investment power as to the 436,731 shares held by the O. D. Fisher Investment Company. Ms. Knepper’s late husband owned 50 shares, and she disclaims beneficial ownership of the shares that were held by her late husband.

(7)	Information based on February 14, 2007 Schedule 13G/A filing.

(8)	Information based on January 12, 2007 Schedule 13G filing.

TRANSACTIONS WITH RELATED PARTIES

None.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

On an annual basis, each director and executive officer of the Company must complete a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with the Company during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed in the Director and Officer Questionnaire submitted by a director or executive officer is reviewed and considered by the Board of Directors in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated.

Our directors and executive officers are expected to disclose to the Chairman of the Board or President and Chief Executive Officer the material facts of any transaction that could be considered a related person transaction promptly upon gaining knowledge of the transaction. A related person transaction is generally defined as any transaction required to be disclosed under Item 404(a) of Regulation S-K, the Securities and Exchange Commission’s related person transaction disclosure rule.

Any transaction reported to the Chairman of the Board or President and Chief Executive Officer is reviewed according to the following procedures:

•	If the Chairman of the Board or President and Chief Executive Officer determines that disclosure of the transaction is not required under the Security and Exchange Commission’s related person transaction disclosure rule, the transaction will be deemed approved and will be reported to the Audit Committee and the Nominating and Corporate Governance Committee.

•	If disclosure is required, the Chairman of the Board or President and Chief Executive Officer will submit the transaction to the Audit Committee and the Nominating and Corporate Governance Committee, who will review and, if authorized, will determine whether to approve or ratify the transaction.

When determining whether to approve or ratify a related person transaction, the Audit Committee and the Nominating and Corporate Governance Committee will review relevant facts regarding the related person transaction, including:

•	The extent of the related person’s interest in the transaction;

•	Whether the terms are comparable to those generally available in arms’ length transactions; and

•	Whether the related person transaction is consistent with the best interests of the Company.

If any related person transaction is not approved or ratified, the Audit Committee and the Nominating and Corporate Governance Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its shareholders.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, (“Section 16(a)”) requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of outstanding Company common stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of the Company’s securities. The Company has adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.

Based solely upon the Company’s review of the copies of the filings which it received with respect to the fiscal year ended December 31, 2006, or written representations from certain reporting persons, the Company believes that all reporting persons made all filings required by Section 16(a) on a timely basis, except that Form 4 filings for Kelly A. Alford, Colleen B. Brown, Jodi A. Colligan, S. Mae Fujita Numata were filed late in connection with stock option and restricted stock award grants made on December 4, 2006.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, performed an audit of the consolidated financial statements, and of the effectiveness of internal control over financial reporting for the Company for the year ended December 31, 2006 and issued an attestation report on management’s assessment of internal control over financial reporting. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions. PricewaterhouseCoopers LLP has been selected as the Company’s independent registered public accounting firm for fiscal year 2007.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are properly presented for a vote at the meeting, the Proxy holders will vote shares represented by properly executed Proxies in their discretion in accordance with their judgment on such matters.

At the meeting, management will report on the Company’s business and shareholders will have the opportunity to ask questions.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Proposals of shareholders that are intended to be presented at our 2008 Annual Meeting of Shareholders must be received by us no later than November 24, 2007 in order to be included in the Proxy Statement and form of Proxy relating to that annual meeting. A shareholder must have continuously held at least $2,000 in market value, or 1%, of the Company’s outstanding common stock for at least one year by the date of submission of the proposal, and the shareholder must continue to own such stock through the date of the meeting.

In addition, shareholders that intend to present a proposal that will not be included in the Proxy Statement and form of Proxy must give timely notice of the proposal to the Company not earlier than November 24, 2007 and not later than December 24, 2007. Furthermore, receipt by the Company of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2008 Annual Meeting, because there are other relevant requirements in the SEC’s proxy rules.

For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided that (1) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

ANNUAL REPORT TO SHAREHOLDERS

Any shareholder may obtain without charge a copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 for the year ended December 31, 2006, including financial statements. Written requests for the Form 10-K should be addressed to Investor Relations, Fisher Communications, Inc., 100 4th Avenue N., Suite 510, Seattle, Washington 98109.

March 23, 2007

BY ORDER OF THE BOARD OF DIRECTORS

APPENDIX A

AMENDED AND RESTATED FISHER COMMUNICATIONS INCENTIVE PLAN OF 2001

1.  PURPOSE

The purpose of the Amended and Restated Fisher Communications Incentive Plan of 2001 (the “Plan”) is to attract, retain and motivate selected key employees and directors of Fisher Communications, Inc. (the “Company”) or any present or future Subsidiary of the Company by providing them with the opportunity to acquire a proprietary interest in the Company or a Subsidiary and to link their interests and efforts to the long term interests of the Company’s shareholders.

2.	DEFINITIONS

(a) “Award” shall mean any Option, Stock Award, Restricted Stock, Restricted Stock Right and Performance Stock Right.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Committee” shall mean the committee described in Section 3 hereof and selected by the Company’s Board of Directors to administer the Plan.

(d) “Common Stock” shall mean the common stock of the Company.

(e) “Company” shall have the meaning assigned to that term in the introductory paragraph.

(f) “Disability” shall mean that the person has been classified as disabled pursuant to any disability plan maintained by the Company, or in the absence of such classification, as determined by the Committee in its sole discretion.

(g) “Non-employee Director” shall have the meaning set forth in Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

(h) “Option” shall mean any incentive stock option or non-statutory stock option granted hereunder.

(i) “Participant” shall mean any person to whom an Award is granted hereunder.

(j) “Performance Stock Rights” shall mean an Award granted under Section 12.

(k) “Plan” shall have the meaning assigned to that term in the introductory paragraph.

(l) “Restricted Stock” shall mean an Award of stock granted under Section 11, the rights of ownership of which are subject to restrictions prescribed by the Committee.

(m) “Restricted Stock Rights” shall mean an Award denominated in units of the Common Stock granted under Section 11.

(n) “Stock Award” shall mean an Award of shares of the Company’s stock granted under Section 11, the rights of ownership of which are not subject to restrictions prescribed by the Committee.

(o) “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the broken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.	ADMINISTRATION

(a) The Plan shall be administered by a Committee appointed by the Board of Directors and shall consist of not less than three (3) members of the Board of Directors, all of whom shall be Non-employee Directors.

(b) Subject to the terms of the Plan, the Committee shall have full and final authority to determine the persons who are to be granted Awards under the Plan and the number of shares subject to each Award, the price, if any, of

Awards granted hereunder, the form, terms and conditions, including but not limited to whether the Options granted shall be incentive stock options or non-statutory stock options, or both, the time or times when each Award becomes vested and/or exercisable, the term of the Awards and all other terms and conditions of Awards granted hereunder, and to make such other determinations as may be appropriate or necessary for the administration of the Plan.

(c) In connection with any termination of employment or service, the Committee shall have the specific authority to accelerate the vesting of any Awards hereunder and to waive the three (3) month limitation in Section 13(a).

(d) The Committee shall select one (1) of its members as the Chairman, and shall hold its meetings at such times and places as it shall deem advisable. At least one-half (1/2) of its members shall constitute a quorum for the conduct of business, and any decision or determination approved by a majority of members present at any meeting in which a quorum exists shall be deemed to have been made by the Committee. In addition, any decision or determination reduced to writing and signed by all of the members shall be deemed to have been made by the Committee. The Committee may appoint a Secretary, shall keep minutes of its meetings, and may make such rules and regulations for the conduct of its business and for the carrying out of the Plan as it shall deem appropriate.

(e) The interpretation and construction by the Committee of any provisions of the Plan and of the Awards granted thereunder shall be final and conclusive on all persons having any interest thereunder.

(f) Notwithstanding any other provision herein, the Committee shall not have the right to (i) without shareholder approval, cancel or amend outstanding Options for the purpose of repricing, replacing or regranting such Options with a purchase price that is less than the purchase price for the original Options, except in connection with adjustments provided in Section 18 or (ii) issue an Option or amend an outstanding Option to provide for the grant or issuance of a new Option on exercise of the original Option.

4.	SHARES SUBJECT TO PLAN

(a) Subject to the provisions of Section 18 (relating to adjustment due to changes in capital structure), the number of shares of stock which may be issued pursuant to Awards granted under the Plan shall not exceed Six Hundred Thousand (600,000) shares of Common Stock.

(b) If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall be available again for the purposes of the Plan; provided, however, that for purposes of Section 4(c), any such shares shall be counted in accordance with the requirements of Section 162(m) of the Code.

(c) Subject to the provisions of Section 18 (relating to adjustments due to changes in capital structure), the maximum number of shares with respect to which Options may be granted under the Plan to any individual during any calendar year is Sixty Thousand (60,000) shares, and the maximum number of shares payable under a Performance Stock Right for any Performance Cycle (as defined in Section 12(a)) is Sixty Thousand (60,000) shares, such limitations to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

5.	ELIGIBILITY

An Award may be granted to any salaried key management employees of the Company or a Subsidiary (including officers and directors who are also salaried employees) who, in the judgment of the Committee, will perform services of special importance in the management, operation and development of the business of the Company or the businesses of one or more of its Subsidiaries, or to any director of the Company or a Subsidiary of the Company whom the Committee from time to time selects, subject to the following restrictions:

(a) Any Award grant date for an employee shall not occur during or after the calendar year in which the employee reaches the age of sixty-five (65), and

(b) An Award shall not be granted to an employee who, immediately after the Award is granted, owns stock possessing more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or a Subsidiary.

For purposes of determining the stock owned at a given time by an employee under Section 5(b) hereof, the following rules shall apply:

(i) Stock which the individual may purchase or acquire under other outstanding Awards shall be treated as stock owned by such individual;

(ii) Stock owned directly or indirectly by or for the individual’s brothers, sisters, spouse, ancestors and lineal descendants shall be considered as owned by such individual; and

(iii) Stock owned directly or indirectly by or for a corporation, limited liability company, partnership, estate or trust, shall be considered as owned proportionately by or for its shareholders, members, partners or beneficiaries.

6.	PRICE AND TERM OF OPTIONS

(a) The exercise price under each Option will be determined by the Committee but shall not be less than one hundred percent (100%) of the fair market value of the shares of stock covered by the Option at the time of the grant of the Option, as determined by the Committee.

(b) The term of each Option shall be as determined by the Committee, but shall not be in excess of ten (10) years from the date it is granted. An Option granted for an initial term of less than ten (10) years may be extended by amendment for a period of up to ten (10) years from the date of the initial grant, provided that no such amendment of an incentive stock Option shall be made without the prior consent of the optionee.

7.	LIMITATIONS ON EXERCISE OF OPTIONS

(a) Except as provided in Section 13 hereof, the optionee must remain in the continuous service of the Company and/or a Subsidiary for at least one (1) year from the date the Option is granted before any part thereof may be exercised. Absence on leave or on account of illness or disability under rules established by the Committee shall not, however, be deemed an interruption of service for purposes of the Plan. Thereafter, the Option may be exercisable in whole or in installments in accordance with its terms, as determined by the Committee.

(b) The minimum number of shares with respect to which Options may be exercised in part at any time shall be determined by the Committee at the time the Option is granted.

(c) With respect to incentive stock options granted to a Participant under the Plan, the aggregate fair market value (determined at the time the Options are granted) of the stock with respect to which incentive stock options are exercisable for the first time by such Participant during any calendar year (including all such plans of the Company and its Subsidiaries) shall not exceed One Hundred Thousand Dollars ($100,000).

8.	METHOD OF EXERCISE OF OPTION

Each exercise of an Option granted hereunder, whether in whole or in part, shall be by written notice to the Chief Executive Officer of the Company designating the number of shares as to which the Option is exercised, and, where stock is to be purchased pursuant to such exercise, shall be accompanied by payment in full for the number of shares so designated. Stock to be purchased under the Plan may be paid for in cash, in shares of the Company’s Common Stock (held by the Optionee for more than six (6) months) at their fair market value on the date of exercise, or partly in cash and partly in such shares. Fractional shares may not be purchased under an Option, and fractional shares may not be delivered to the Company for payment of the Option price. No shares shall be issued until full payment thereof has been made. Each optionee who has exercised an Option shall, upon notification of the amount due and prior to or concurrently with delivery of the certificates representing the shares, pay to the Company amounts necessary to satisfy applicable federal, state and local withholding tax requirements.

9.	FORM OF OPTION AGREEMENT

Each Option agreement shall contain the essential terms of the Option and such other provisions as the Committee shall from time to time determine, but such Option agreements need not be identical. If the Option is an incentive stock option, the instrument evidencing such Option shall contain such terms and provisions relating to exercise and otherwise as may be necessary to render it an incentive stock option under the applicable provisions of the Code (presently Section 422 thereof) and the regulations thereunder, or corresponding provisions of subsequent laws and regulations.

10.	FINANCING OF OPTIONS

The Company and its Subsidiaries may not extend credit, arrange credit, guarantee obligations, or otherwise aid Participants in financing their purchases of stock pursuant to Options granted under the Plan.

11.  STOCK AWARDS, RESTRICTED STOCK AND RESTRICTED STOCK RIGHTS

(a) Stock Awards and Restricted Stock

(i) The Committee may grant Stock Awards and Restricted Stock on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or a Subsidiary or the achievement of any performance goals, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

(ii) Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock, as determined by the Committee, (i) the shares of Common Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant subject to the terms and conditions of the Plan, the instrument evidencing the Award, and applicable securities laws. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

(iii) Notwithstanding any other provisions of the Plan, the Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

(iv) Upon grant of a Stock Award or Restricted Stock, the Company shall deliver to the recipient a document which sets forth and describes in detail the terms and conditions of the Award.

(b) Restricted Stock Rights

(i) The Committee may grant Restricted Stock Rights which entitle a Participant to receive a stated number of shares of Common Stock if the Participant for a stated number of years remains continuously employed by or provides continuous services to the Company or a Subsidiary or, following the Participant’s normal retirement, serves on the Board of Directors of the Company or in another capacity approved by the Committee (the “Restricted Period”). At the time the Restricted Stock Right is issued, the Committee shall designate the length of the Restricted Period and the service that will qualify under the Restricted Period; provided, however, in no event may the Restricted Period extend beyond the fifth (5th) anniversary date of the Participant’s termination of employment or service. The Committee shall also have full and final authority to select the persons who receive Restricted Stock Rights, to specify the number of shares of stock subject to each such Award, and to establish the other terms, conditions and definitions that govern such Award.

(ii) The Company shall pay to each holder of an unexpired Restricted Stock Right during the Restricted Period, as additional compensation, an amount of cash equal to the dividends that would have been payable to the holder of such Award during the Restricted Period if the holder had owned the stock subject to the Award. Such amount shall be paid as near in time as reasonably practical to the applicable dividend payment dates.

(iii) At the expiration of each Restricted Period, the Company shall issue to the holder of the Restricted Stock Right the shares of Common Stock relating to such Restricted Period, provided all conditions have been met.

(iv) Upon grant of a Restricted Stock Right, the Company shall deliver to the recipient a document which sets forth and describes in detail the terms and conditions of the Award.

12.	PERFORMANCE STOCK RIGHTS

(a) The Committee may grant to an eligible employee Performance Stock Rights which entitle such employee to receive a stated number of shares of the Company’s common stock if the employee attains certain specified performance goals (“Performance Goals”) within a stated performance period (a “Performance Cycle”). The Committee shall have full and final authority to select the employees who receive Performance Stock Rights, to specify the number of shares of stock subject to each such Right, to establish the Performance Goals, to establish the Performance Cycle and to establish the terms, conditions and definitions that govern such Rights.

(b) The Committee shall establish Performance Goals for each Performance Cycle on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. Performance Goals selected by the Committee may include performance criteria for the Company, a Subsidiary, or an operating group, division, or unit of the Company or a Subsidiary. During any Performance Cycle, the Committee may adjust the Performance Goals for such Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine; provided, however, that the Committee may not adjust Performance Goals for any participant who is a covered employee for purposes of Section 162(m) of the Code for the year in which such performance award is settled in such a manner as would increase the amount of compensation otherwise payable to such covered employee.

(c) As soon as practical after the end of a Performance Cycle, the Committee shall determine the extent to which a Performance Stock Right has been earned on the basis of performance in relation to the established Performance Goals. To the extent that the Performance Goals of a Performance Stock Right are satisfied, the Company shall settle the earned portion of the Performance Stock Right by the issuance and delivery of shares equal to the number of earned shares. If the Performance Goals are not met by the expiration of the Performance Cycle, the Performance Stock Right shall expire and the holder thereof shall have no further rights thereunder.

(d) Upon granting a Performance Stock Right, the Company shall issue to the recipient an agreement which sets forth the terms and conditions of the Performance Stock Right.

(e) The Committee will establish specific Performance Goals for each Performance Stock Right not later than ninety (90) days after the beginning of the Performance Cycle for the award.

(f) The Company shall not make dividend equivalent payments with respect to shares subject to Performance Stock Rights.

13.  TERMINATION OF SERVICE; DISABILITY; DEATH; RETIREMENT

(a) In the event the employment or service relationship of an optionee by the Company or a Subsidiary shall terminate for any reason other than the optionee’s normal retirement, the optionee having become age sixty-five (65), Disability or death, the Option may be exercised by the optionee at any time prior to the expiration date of the Option or the expiration of three (3) months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the Option at the date of such termination.

(b) If an optionee retires under the normal retirement policies of the Company or a Subsidiary having become age sixty-five (65), the Option may be exercised by the optionee at any time prior to the expiration date of the Option but in any event no later than the fifth (5th) anniversary date of the optionee’s retirement.

(c) If an optionee dies during the time the optionee is performing services for the Company or a Subsidiary, or dies following termination of employment or services but during the period that the Option could have been exercised by the optionee, the optionee’s Option rights may be exercised at any time prior to the expiration date by the person or persons to whom such rights under the Option shall pass by will or by the laws of descent and distribution, and, with respect to such decedents, such Options may be exercised without regard to the limitation provided in Section 7(a) (relating to one year of service) or installment limitations, if any, that would otherwise apply. But with respect to a decedent whose employment or service relationship was terminated for any reason other than normal retirement, death or Disability, such Option rights may be exercised only to the extent exercisable on the date of termination of employment or service relationship.

(d) In the event of the termination of the optionee’s employment or service relationship because of Disability, the Option may be exercised by the optionee at any time prior to the expiration date of the Option, and, with respect to such optionee, such Option may be exercised without regard to the limitation provided in Section 7(a) (relating to one year of service) or installment limitations, if any, that would otherwise apply.

(e) In the event a holder of Restricted Stock Rights issued under the provisions of Section 11 hereof fails to satisfy the employment or service requirements for the issuance of stock under such Award for any reason other than death or Disability as herein defined, such holder shall lose all rights to receive stock under the provisions of the Award. In the event a holder of Restricted Stock Rights is unable to satisfy the requirements of such Award because of death or Disability, then the holder or the personal representative of the holder’s estate, as the case may be, shall be issued a number of shares of stock equal in number to the total number of unissued shares covered by such Award. Such shares shall be issued or payment made without regard to any employment or other service requirement stated in such Award.

(f) In the event the employment of an employee who holds a Performance Stock Right granted under the provisions of Section 12 hereof terminates for any reason prior to the expiration of the performance period specified in the Performance Stock Right, then, except to the extent the Committee may decide otherwise in select situations, such employee shall lose all rights to thereafter receive any stock under such Performance Stock Right.

(g) To the extent that the Option of any deceased optionee or of any optionee whose employment or service relationship is terminated shall not have been exercised within the time periods provided above, all further rights to purchase shares pursuant to such Option shall cease and terminate at the expiration of such period.

(h) If a corporation ceases to be a Subsidiary of the Company, employees of such corporation shall be deemed to have terminated their employment or service relationship with the Company or a Subsidiary of the Company for purposes of this Plan.

14.	AWARDS NOT TRANSFERABLE

Any Award granted hereunder shall not be transferable except by will or by the laws of descent and distribution of the state or country of the Participant’s domicile at the date of death, and, during the lifetime of the person to whom the Award is granted, only the optionee, the holder of the optionee’s power of attorney or the guardian of the optionee may exercise it.

15.	RIGHTS AS STOCKHOLDER

Unless otherwise provided in the instrument that exercises the Award, or in a written employment, services or other agreement, neither a person to whom an Award is granted, nor such person’s legal representative, heir, legatee or distributee, shall be deemed to be the holder of, or to have any rights of a holder with respect to, any shares subject to such Award, until after the stock is issued.

16.	AMENDMENTS TO THE PLAN

The Company’s Board of Directors may from time to time make such amendments to the Plan as it may deem proper and in the best interests of the Company or a Subsidiary, provided that —

(a) No amendment shall be made which (i) would impair, without the consent of the applicable Participant, any Award theretofore granted under the Plan or deprive any Participant of any shares of stock which he may have acquired through or as a result of the Plan, or (ii) would withdraw the administration of the Plan from a Committee of Directors of the Company meeting the qualifications set forth in Section 3(a) hereof.

(b) Any such amendment which would,

(i) materially increase the benefits accruing to participants under the Plan,

(ii) increase the number of securities which may be issued under the Plan, or

(iii) materially modify the requirements as to eligibility for participation in the Plan, shall be submitted to the shareholders of the Company for their approval at the next annual or special meeting after adoption by the Board of Directors, and if such shareholder approval is not obtained, the amendment, together with any actions taken under the Plan on the necessary authority of such amendment, shall be null and void.

17.	TERMINATION OF THE PLAN

Awards may be granted under the Plan at any time prior to the seventh (7th) anniversary date of the effective date of the Plan, on which anniversary date the Plan will expire except as to those Awards then outstanding thereunder, which Awards shall remain in effect until they have been exercised or have expired in accordance with their terms. The Plan may be abandoned or terminated at any time by the Company’s Board of Directors, except with respect to Awards then outstanding under the Plan.

18.	CHANGES IN CAPITAL STRUCTURE

(a) Except as provided in subparagraph (b), in the event that the outstanding shares of stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, dividend payable in shares, rights offering, change in the corporate structure of the Company, or otherwise, appropriate adjustment shall be made in the number and kind of shares for which Awards may be granted under the Plan. In addition, an appropriate adjustment shall be made in the number and kind of shares subject to outstanding Awards to the end that the proportionate interest of the existing holder of an Award shall be maintained as before the occurrence of such event. Such adjustment in outstanding Awards shall be made without change in the total price applicable to the outstanding Award and with a corresponding adjustment in the exercise price per share. Any such adjustment made by the Board of Directors shall be conclusive.

(b) In the event of dissolution or liquidation of the Company or a reorganization, merger or consolidation with one or more corporations, in lieu of providing for Awards as provided for above in this Section 18, the Board of Directors of the Company may, in its sole discretion, provide a thirty (30) day period immediately prior to such event during which optionees shall have the right to exercise Options in whole or in part without any limitations on exercisability.

19.	APPROVALS

The obligations of the Company under this Plan shall be subject to the approval of such state or federal authorities or agencies, if any, as may have jurisdiction in the matter. Shares shall not be issued with respect to an Award unless the exercise and the issuance and delivery of the shares shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Internal Revenue Code of 1986, as amended, the respective rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Inability of the Company to obtain from any regulatory body having jurisdiction authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability for the non-issuance or sale of such shares. The Board of Directors may require any action or agreement by a Participant holding an Award as may from time to time be necessary to comply with the federal and state securities laws. The Company shall not be obliged to register Awards, or stock granted or purchased under the Plan.

20.	EMPLOYMENT RIGHTS

Nothing in this Plan or any Award granted pursuant hereto shall confer upon any Participant any right to continue in the service of the Company or any Subsidiary, or to interfere in any way with the right of the Company, in its sole discretion, to terminate the service of such Participant at any time.

21.	EFFECTIVE DATE OF THE PLAN

The effective date of this Plan is April 26, 2001.

Directions to Fisher Plaza

From I-5

If you are driving to Fisher Plaza take the Mercer Street exit, turn right onto Fairview Avenue and then left onto Valley Street which becomes Broad Street. Turn left off Broad onto 5th Avenue and then turn right onto John Street to enter the Fisher Plaza parking garage on the left.

Parking at Fisher Plaza

The Fisher Plaza Parking Garage entrance is on John Street. This is a three-level underground, parking garage providing elevator access to Fisher Plaza.

In the garage there are elevators marked “Public Elevators.” Once in the elevator, press the button labeled “Lobby.” This will take you to the first floor lobby of Fisher Plaza. You will then be escorted into another elevator and taken to the 5th floor.

FSCI-PS-07

Admission Ticket
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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
FISHER COMMUNICATIONS, INC. ADMISSION CARD

Annual Meeting of Shareholders thursday, April 26, 2007 - 10 A.M.

Fisher Plaza 140 4th Avenue North Seattle, Washington

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 – Colleen B. Brown (for a three year term)	☐	☐	02 – Donald G. Graham, III (for a three year term)	☐	☐	03 – Brian P. McAndrews (for a three year term)	☐	☐

		For	Against	Abstain
2.	Approval of Amendments to the Fisher Communications, Inc. Incentive Plan of 2001.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign your name below. When signing as attorney, administrator, executor, guardian or trustee, please give title as such. Joint owners should each sign. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

C 123456789 J N T 3 1 D V 0 1 2 8 7 6 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — FISHER COMMUNICATIONS

PROXY FOR 2007 ANNUAL MEETING OF SHAREHOLDERS OF
FISHER COMMUNICATIONS, INC.
PLEASE SIGN AND RETURN IMMEDIATELY
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints James W. Cannon, Phelps K. Fisher, Donald G. Graham, Jr. and William W. Warren, Jr. and each of them (with full power to act alone) as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned of Fisher Communications, Inc. (the “Company”) at the 2007 annual meeting of its shareholders to be held at Fisher Plaza, 140 4th Avenue North, Seattle, Washington, at 10:00 a.m., Thursday, April 26, 2007, or any postponements, continuations and adjournments thereof, as indicated with respect to the proposal on the reverse side and, in their discretion, upon all other matters that may properly come before the meeting.
The Board of Directors unanimously recommends a vote “FOR” the proposals described on the reverse side. If no directions are given, the shares represented by this proxy will be voted “FOR” all nominees in Item 1, and “FOR” approval of the amendments to the Fisher Communications, Inc. Incentive Plan of 2001 in Item 2, and in accordance with the discretion of other persons named as proxies herein on any other matters that may properly come before the Annual Meeting.
The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement.
Please execute this Proxy whether or not you plan to attend in person, and return the Proxy promptly in the envelope provided so that your stock will be represented in all events and so that we may have a quorum.
In giving this Proxy, I understand that I may personally vote my shares if I attend the meeting, notwithstanding that I have previously executed and returned the Proxy to the Company.